Exhibit 10.1

LOAN AGREEMENT
dated as of December 12, 2025,
among
TYSON FOODS, INC.,
The LENDERS Party Hereto
and
COBANK, ACB,
as Administrative Agent

COBANK, ACB,
as Sole Lead Arranger and Sole Bookrunner

Exhibit 10.1
i

Exhibit 10.1
ii

Exhibit 10.1

SECTION 9.05.	Survival	93
SECTION 9.06.	Counterparts; Integration; Effectiveness; Electronic Execution	94
SECTION 9.07.	Severability	95
SECTION 9.08.	Right of Setoff	96
SECTION 9.09.	Governing Law; Jurisdiction; Venue; Consent to Service of Process	96
SECTION 9.10.	WAIVER OF JURY TRIAL	97
SECTION 9.11.	Headings	97
SECTION 9.12.	Confidentiality	98
SECTION 9.13.	USA Patriot Act and the Beneficial Ownership Regulation	99
SECTION 9.14.	No Fiduciary Relationship	99
SECTION 9.15.	Interest Rate Limitation	100
SECTION 9.16.	Release of Guarantees	100
SECTION 9.17.	Acknowledgement and Consent to Bail-In of Affected Financial Institutions	101

SCHEDULES:
Schedule 2.01 – Commitments
Schedule 3.05 – Disclosed Matters
Schedule 6.01 – Existing Indebtedness
Schedule 6.02 – Existing Liens
Schedule 9.01 – Administrative Agent's Office
Schedule 9.04 – Voting Participants

EXHIBITS:
Exhibit A – Form of Assignment and Assumption
Exhibit B – Form of Borrowing Request
Exhibit C – Form of Guarantee Agreement
Exhibit D – Form of Interest Election Request
Exhibit E – Form of Compliance Certificate
Exhibit F – Form of Note
Exhibit G-1 – Form of U.S. Tax Compliance Certificate (For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)
Exhibit G-2 – Form of U.S. Tax Compliance Certificate (For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)
Exhibit G-3 – Form of U.S. Tax Compliance Certificate (For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)
Exhibit G-4 – Form of U.S. Tax Compliance Certificate (For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

iii

Exhibit 10.1
LOAN AGREEMENT, dated as of December 12, 2025 (as it may be amended, restated or otherwise modified from time to time, this “Agreement”), among TYSON FOODS, INC., a Delaware corporation (the “Company”), the LENDERS from time to time party hereto and COBANK, ACB, as Administrative Agent.
The Company has requested that the Lenders (as defined below) make Loans (as defined below) to the Company in an aggregate principal amount not exceeding $750,000,000. The Lenders are willing to extend such credit upon the terms and conditions hereof.
NOW THEREFORE, in consideration of the foregoing recitals, mutual agreements contained herein and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
ARTICLE I

Definitions
SECTION 1.01.    Defined Terms. As used in this Agreement and, unless otherwise specified therein, in any Schedules and Exhibits to this Agreement, the following terms have the meanings specified below:

“ABR Borrowing” means any Borrowing comprised of ABR Loans.
“ABR Loan” means any Loan that bears interest at a rate determined by reference to the Alternate Base Rate.
“Administrative Agent” means CoBank, in its capacity as administrative agent for the Lenders hereunder and under the other Loan Documents, and its successors in such capacity as provided in Article VIII.
“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 9.01, or such other address or account as the Administrative Agent may from time to time notify to the Company and the Lenders.
“Administrative Questionnaire” means an administrative questionnaire in a form supplied by the Administrative Agent.
“Affected Financial Institution” means (a) any EEA Financial Institution and (b) any UK Financial Institution.
“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.
“Agreement” has the meaning set forth in the preamble hereto.

Exhibit 10.1
“Alternate Base Rate” means, for any day, a rate per annum equal to the highest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus 0.50% per annum, and (c) the Term SOFR Rate for an Interest Period of one month in effect on such day plus 1.50% per annum; provided that in no event shall the Alternate Base Rate be less than the Floor. Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the Term SOFR Rate shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or the Term SOFR Rate, respectively, and without necessity of notice being provided to the Company or any other Person. If the Alternate Base Rate is being used as an alternate rate of interest pursuant to Section 2.14 hereof, then the Alternate Base Rate shall be the greater of clauses (a) and (b) above and shall be determined without reference to clause (c) above.
“Ancillary Document” has the meaning set forth in Section 9.06(b).
“Anti-Corruption Laws” means all laws, rules and regulations of any jurisdiction applicable to the Company or its Subsidiaries from time to time concerning or relating to bribery, corruption or money laundering.
“Applicable Percentage” means at any time, with respect to any Lender, a percentage (carried out to the ninth decimal place) equal to a fraction, the numerator of which is such Lender’s Commitment and the denominator of which is the Total Commitment, in each case, at such time; provided that, for purposes of Section 2.21 when a Defaulting Lender shall exist, “Applicable Percentage” shall mean, with respect to any Lender, a percentage equal to a fraction, the numerator of which is such Lender’s Commitment and the denominator is the Total Commitment (but disregarding any Defaulting Lender’s Commitment). If, however, the Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Commitments most recently in effect, giving effect to any assignments and to any Lender’s status as a Defaulting Lender at the time of determination.

Exhibit 10.1
“Applicable Rate” means, subject to Section 2.06(c), for any day, with respect to any (a)(i) Revolving Loan or Term Loan constituting a Term SOFR Rate Loan or a Daily Simple SOFR Rate Loan, or (ii) Unused Commitment Fee payable pursuant to Section 2.12(a), the applicable rate per annum set forth under the applicable caption below, based upon the Applicable Ratings on such date; and (b) Revolving Loan or Term Loan constituting an ABR Loan, a rate per annum equal to the Applicable Rate that would otherwise be applicable if such Loan were a SOFR Rate Loan (including any adjustment pursuant to Section 2.06(c)), minus 100 basis points:

Ratings Level S&P/Moody’s	Term SOFR/Daily Simple SOFR Spread for Revolving Loans, Tranche A Term Loans and Tranche B Term Loans	Term SOFR/Daily Simple SOFR Spread for Tranche C Term Loans	Term SOFR/Daily Simple SOFR Spread for Tranche D Term Loans	Unused Commitment Fee
Level 1 BBB+/Baa1 or above	1.500%	1.575%	1.725%	0.100%
Level 2 BBB/Baa2	1.600%	1.700%	1.850%	0.110%
Level 3 BBB-/Baa3	1.725%	1.825%	1.975%	0.150%
Level 4 BB+/Ba1 or lower	1.975%	2.075%	2.225%	0.200%

In the event the Applicable Ratings fall within different Levels, the Applicable Rate will be based upon the higher of the two Levels or, if there is more than one Level split between the two Levels, then the Applicable Rate will be based upon the Level that is one Level below the higher Level. If any Rating Agency shall not have in effect an Applicable Rating (other than by reason of the circumstances referred to in the last sentence of this definition), such Rating Agency shall be deemed to have an Applicable Rating that falls in Level 4. Prior to the first receipt by the Administrative Agent of annual or quarterly financial statements and corresponding compliance certificate pursuant to Section 5.01, the Applicable Rate shall be based on Level 2. If the Applicable Rating established by any Rating Agency shall be changed (other than as a result of a change in the rating system of such Rating Agency), such change shall be effective as of the third Business Day following the date on which it is first announced by such Rating Agency, irrespective of when notice of such change shall have been furnished by the Company pursuant to Section 5.01 or otherwise. Each change in the Applicable Rate shall apply during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change. If the rating system of any Rating Agency shall change, or if any Rating Agency shall cease to be in the business of rating corporate debt obligations, the Company and the Required Lenders shall negotiate in good faith to amend this definition to reflect such changed rating system or the unavailability of an Applicable Rating from such Rating Agency and, pending the effectiveness of any such amendment, the Applicable Rating of such Rating Agency shall be determined by reference to the Applicable Rating from such Rating Agency most recently in effect prior to such change or cessation.
“Applicable Rating” means, with respect to any Rating Agency at any time, (a) the Index Rating assigned by such Rating Agency or (b) if such Rating Agency shall not have in effect an Index Rating, the Corporate Rating assigned by such Rating Agency.

Exhibit 10.1
“Approved Electronic Platform” has the meaning set forth in Section 8.03(a).
“Approved Fund” means any Person (other than a natural person or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person) that is engaged in making, purchasing, holding or investing in commercial loans and similar extensions of credit in the ordinary course and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
“Arranger” means CoBank.
“ASC 815” means Financial Accounting Standards Board, Accounting Standards Codification 815, Derivatives and Hedging (as it may be amended, supplemented or replaced).
“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any Person whose consent is required by Section 9.04), and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Administrative Agent and the Company.
“Availability Period” means the period from and including the Effective Date to but excluding the earlier of the Commitment Termination Date and the date of termination or reduction to zero of all the Commitments.
“Available Tenor” means, as of any date of determination and with respect to the applicable then-current Benchmark, as applicable, (a) if the applicable then-current Benchmark is a term rate, any tenor for such Benchmark that is or may be used for determining the length of an Interest Period or (b) otherwise, any payment period for interest calculated with reference to such Benchmark, as applicable, pursuant to this Agreement as of such date.
“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.
“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation, rule or requirement for such EEA Member Country from time to time that is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).
“Benchmark” means, initially, the Daily Simple SOFR Rate and the Term SOFR Rate, as applicable; provided that if a Benchmark Transition Event has occurred with respect to any initial Benchmark or any then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement for such initial or then-current Benchmark to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 2.14(b)(i). Any reference to a “Benchmark” shall include, as applicable, the published component used in the calculation thereof.
“Benchmark Replacement” means, for any Available Tenor:

Exhibit 10.1
(a)    for the Term SOFR Rate, the first alternative set forth below that can be determined by the Administrative Agent:
(i)    the sum of (A) the Daily Simple SOFR Rate and (B) an adjustment (which may be positive or negative value or zero), in each case that has been selected by the Administrative Agent and the Company as the replacement for such Available Tenor of such Benchmark giving due consideration to any evolving or then-prevailing market convention, including any applicable recommendations made by the Relevant Governmental Body, for U.S. dollar-denominated syndicated credit facilities at such time, or
(ii)    the sum of (A) the alternate benchmark rate and (B) an adjustment (which may be a positive or negative value or zero), in each case that has been selected by the Administrative Agent and the Company as the replacement for such Available Tenor of such Benchmark giving due consideration to any evolving or then-prevailing market convention, including any applicable recommendations made by the Relevant Governmental Body, for U.S. dollar-denominated syndicated credit facilities at such time; and
(b)    for all other Benchmarks, the sum of (i) the alternate benchmark rate and (ii) an adjustment (which may be a positive or negative value or zero), in each case that has been selected by the Administrative Agent and the Company as the replacement for such Available Tenor of such Benchmark giving due consideration to any evolving or then-prevailing market convention, including any applicable recommendations made by the Relevant Governmental Body, for U.S. dollar-denominated syndicated credit facilities at such time;
provided that, if the Benchmark Replacement as determined pursuant to clause (a) or (b) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents; and provided, further, that if the Benchmark Replacement is calculated using the Daily Simple SOFR Rate, all interest payments will be payable on a monthly basis.
“Benchmark Replacement Conforming Changes” means, with respect to either the use or administration of any initial Benchmark or any adjusted initial Benchmark or the use, administration, adoption or implementation of any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Alternate Base Rate”, the definition of “Business Day”, the definition of “U.S. Government Securities Business Day”, the definition of “Interest Period” or any similar or analogous definition (or the addition of a concept of “interest period”), timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of Section 2.14(a) and other technical, administrative or operational matters) that the Administrative Agent decides in its reasonable discretion, in consultation with the Company, may be appropriate to reflect the adoption and implementation of any such rate or to permit the use and administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of any such rate exists, in such other manner of administration as the Administrative Agent decides in its reasonable discretion, in consultation with the Company, is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

Exhibit 10.1
“Benchmark Transition Event” means, with respect to any then-current Benchmark, the occurrence of a public statement or publication of information by or on behalf of the administrator of the then-current Benchmark, the regulatory supervisor for the administrator of such Benchmark, the Federal Reserve Board, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark, a resolution authority with jurisdiction over the administrator for such Benchmark or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark, announcing or stating that (a) such administrator has ceased or will cease on a specified date to provide all Available Tenors of such Benchmark, permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark; or (b) all Available Tenors of such Benchmark are or will no longer be representative of the underlying market and economic reality that such Benchmark is intended to measure and that representativeness will not be restored.
“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.
“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.
“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.
“Borrowing” means Loans of the same Type made, converted to or continued on the same date and to the same Borrower and, in the case of Term SOFR Rate Loans, as to which a single Interest Period is in effect.
“Borrowing Request” means a request by the Company for a borrowing of Loans in accordance with Section 2.03, which shall be substantially in the form of Exhibit B or such other form as may be approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent), appropriately completed and signed by a Responsible Officer of the Company.
“Business Day” means any day that is not a Saturday, Sunday or other day that is a legal holiday under the laws of the State of New York or Colorado or is a day on which banking institutions in such state are authorized or required by law to close.
“Change in Control” means (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Exchange Act, and the rules of the SEC thereunder as in effect on the Effective Date) other than the Permitted Holders of Equity Interests representing more than 50% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests in the Company or (b) a “Change of Control” (or other defined term having a similar purpose) as defined under any of the Covered Notes or any document governing any refinancing of any of the Covered Notes; provided, however, that for purposes of clause (a), the Permitted Holders shall be deemed to beneficially own any Equity Interests of the Company held by any other Person (the “parent entity”) so long as the Permitted Holders beneficially own (as so defined), directly or indirectly, in the aggregate a majority of the voting power of the Equity Interests of the parent entity.

Exhibit 10.1
“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any rule, regulation, treaty or other law, (b) any change in any rule, regulation, treaty or other law or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that, notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case, pursuant to Basel III, shall, in each case, be deemed to be a “Change in Law”, regardless of the date enacted, adopted, implemented, promulgated or issued.
“Charges” has the meaning set forth in Section 9.15.
“Chief Financial Officer” means, with respect to any Person, the chief financial officer of such Person.
“Closing Date Cost of Funds” means, for any Tranche of Term Loans, the amount by which (a) the Floating Note Rate all-in cost indication exceeds (b) SOFR with the same maturity as such Tranche, in each case determined as of the date that is two Business Days prior to the Closing Date.
“CoBank” means CoBank, ACB.
“CoBank Equities” means any of the Company’s stock, patronage refunds issued in the form of stock or otherwise constituting allocated units, patronage surplus (including any such surplus accrued by CoBank for the account of the Company) and other equities in CoBank acquired in connection with, or because of the existence of, the Company’s patronage loan from CoBank (or its affiliate), and the proceeds of any of the foregoing.
“Code” means the Internal Revenue Code of 1986, as amended from time to time.
“Commitment” means, with respect to each Lender, such Lender’s commitment to make Revolving Loans, expressed as an amount representing the maximum permissible amount of such Lender’s Credit Exposure hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.09 or reduced or increased from time to time pursuant to Section 2.19(b), and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04. The initial amount of each Lender’s Commitment is set forth on Schedule 2.01, or in the Assignment and Assumption pursuant to which such Lender shall have assumed or provided its Commitment, as applicable. The initial amount of the Total Commitment is $750,000,000.
“Commitment Termination Date” means the third anniversary of the Effective Date.
“Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of any Loan Party pursuant to any Loan Document or the transactions contemplated therein that is distributed by or to the Administrative Agent or any Lender by means of electronic communications pursuant to Section 9.01, including through the Approved Electronic Platform.
“Company” has the meaning set forth in the preamble to this Agreement.

Exhibit 10.1
“Competitor” means any Person that competes with the Company and its Subsidiaries in the industries in which they conduct their business and is identified by the Company in writing to the Administrative Agent (or is reasonably identifiable as an Affiliate of such Person). Notwithstanding anything to the contrary set forth herein, a list of Competitors identified by the Company as set forth above is permitted to be made available by the Administrative Agent to any Lender that specifically requests a copy thereof.
“Consolidated Cash Interest Expense” means, for any period, the excess of (a) the sum, without duplication, of (i) interest expense during such period (including interest expense in respect of Finance Lease Obligations that would be included in the computation of interest expense under GAAP and taking into account net payments under Swap Agreements entered into to hedge interest rates to the extent such net payments are allocable to such period in accordance with GAAP) of the Company and its consolidated Subsidiaries, determined on a consolidated basis in accordance with GAAP, (ii) the interest expense that would be imputed for such period in respect of Synthetic Leases of the Company and its consolidated Subsidiaries if such Synthetic Leases were accounted for as Finance Lease Obligations, determined on a consolidated basis in accordance with GAAP, (iii) any interest or other financing costs becoming payable during such period in respect of Indebtedness of the Company or its consolidated Subsidiaries to the extent such interest or other financing costs shall have been capitalized rather than included in Consolidated Interest Expense for such period in accordance with GAAP, (iv) any cash payments made during such period in respect of amounts referred to in clause (b)(ii) below that were amortized or accrued in a previous period and (v) to the extent not otherwise included in Consolidated Interest Expense, commissions, discounts, yield and other fees and charges incurred in connection with Securitization Transactions which are payable to any Person other than the Company or any Subsidiary in the nature of interest, and any other amounts comparable to or in the nature of interest under any Securitization Transaction, including losses on the sale of assets relating to any receivables securitization transaction accounted for as a “true sale”, minus (b) the sum of (i) to the extent included in Consolidated Interest Expense for such period, noncash amounts attributable to amortization or write-off of capitalized interest or other financing costs paid in a previous period, (ii) to the extent included in Consolidated Interest Expense for such period, noncash amounts attributable to amortization of debt discounts or accrued interest payable in kind for such period, and (iii) to the extent included in such Consolidated Interest Expense for such period, noncash amounts attributable to Swap Agreements pursuant to GAAP, including as a result of the application of ASC 815. For purposes of calculating Consolidated Cash Interest Expense for any period, if during such period the Company or any Subsidiary shall have consummated a Material Acquisition or a Material Disposition, Consolidated Cash Interest Expense for such period shall be calculated after giving pro forma effect thereto in accordance with Section 1.04(b).

Exhibit 10.1
“Consolidated EBITDA” means, for any period, Consolidated Net Income for such period plus (a) without duplication and to the extent deducted in determining such Consolidated Net Income, the sum of (i) Consolidated Interest Expense for such period, (ii) consolidated income tax expense for such period, (iii) all amounts attributable to depreciation and amortization for such period, (iv) extraordinary noncash losses for such period, (v) noncash charges to the extent solely attributable to unrealized losses under ASC 815 (provided, that any cash payment made with respect to any such noncash charge shall be subtracted in computing Consolidated EBITDA during the period in which such cash payment is made (it being understood that the provision of cash collateral shall not constitute a “payment” for these purposes)), and (vi) noncash charges (including goodwill writedowns) for such period (provided, that any cash payment made with respect to any such noncash charge shall be subtracted in computing Consolidated EBITDA during the period in which such cash payment is made) and minus (b) without duplication and to the extent included in determining such Consolidated Net Income, the sum of (i) any extraordinary noncash gains for such period, (ii) noncash gains to the extent solely attributable to unrealized gains under ASC 815 (provided, that any cash received with respect to any such noncash gain shall be added in computing Consolidated EBITDA during the period in which such cash is received) and (iii) nonrecurring noncash gains for such period (provided, that any cash received with respect to any such nonrecurring noncash gain shall be added in computing Consolidated EBITDA during the period in which such cash is received), all determined on a consolidated basis in accordance with GAAP. For purposes of calculating Consolidated EBITDA for any period, if during such period the Company or any Subsidiary shall have consummated a Material Acquisition or a Material Disposition, Consolidated EBITDA for such period shall be calculated after giving pro forma effect thereto in accordance with Section 1.04(b).
“Consolidated Interest Expense” means, for any period, the interest expense of the Company and its consolidated Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP. For purposes of calculating Consolidated Interest Expense for any period, if during such period the Company or any Subsidiary shall have consummated a Material Acquisition or a Material Disposition, Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto in accordance with Section 1.04(b).
“Consolidated Net Income” means, for any period, the consolidated net income (or loss) of the Company and its consolidated Subsidiaries for such period (taken as a single accounting period) determined in conformity with GAAP, excluding (to the extent otherwise included therein) any gains or losses, together with any related provision for taxes, realized upon any sale of assets other than in the ordinary course of business; provided, however, that there shall be excluded from Consolidated Net Income, other than for purposes of any calculation made on a Pro Forma Basis, the net income (or loss) of any Person accrued prior to the earlier of the date such Person becomes a Subsidiary of the Company or any of its consolidated Subsidiaries or is merged into or consolidated with the Company or any of its consolidated Subsidiaries or such Person’s assets are acquired by the Company or any of its consolidated Subsidiaries.
“Consolidated Net Tangible Assets” means, at any date, total assets of the Company and its consolidated Subsidiaries determined on a consolidated basis in accordance with GAAP minus (a) current liabilities (excluding short-term Indebtedness and the current portion of long-term Indebtedness) of the Company and its consolidated Subsidiaries and (b) goodwill and other intangible assets of the Company and its consolidated Subsidiaries, in each case, determined on a consolidated basis in accordance with GAAP.

Exhibit 10.1
“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies, or the dismissal or appointment of the management, of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.
“Conversion Date Cost of Funds” means, for any Tranche of Term Loans, the amount (in basis points), if any, by which (a) the Floating Note Rate all-in cost indication exceeds (b) SOFR with the same maturity as such Tranche, in each case determined as of the date that is two Business Days prior to the Commitment Termination Date.
“Corporate Rating” means, at any time, (a) with respect to S&P, the Company’s corporate credit rating and (b) with respect to Moody’s, the Company’s corporate family rating.
“Covered Notes” means (a) the 4.00% Notes due 2026, 3.55% Senior Notes due 2027, 7.00% Notes due 2028, 4.35% Notes due 2029, 5.400% Senior Notes due 2029, 5.700% Notes due 2034, 4.875% Senior Notes due 2034, 5.15% Senior Notes due 2044, 4.55% Senior Notes due 2047 and 5.100% Senior Notes due 2048 of the Company and (b) the 6.13% Notes due 2032 of Hillshire Brands, and, in each case, any document governing any of the foregoing.
“Credit Exposure” means, with respect to any Lender at any time, the sum, without duplication, of the outstanding principal amount of such Lender’s Loans at such time.
“Daily Simple SOFR Rate” means, for any day (a “Daily Simple SOFR Rate Day”), a rate per annum equal to the greater of (a) SOFR for the day (such day, the “Daily Simple SOFR Determination Date”) that is five U.S. Government Securities Business Days prior to (i) if such Daily Simple SOFR Rate Day is a U.S. Government Securities Business Day, such Daily Simple SOFR Rate Day or (ii) if such Daily Simple SOFR Rate Day is not a U.S. Government Securities Business Day, the U.S. Government Securities Business Day immediately preceding such Daily Simple SOFR Rate Day, in each case as such SOFR is published by the SOFR Administrator on the SOFR Administrator’s Website, and (b) the Floor. If, by 3:00 p.m. on the second U.S. Government Securities Business Day immediately following any Daily Simple SOFR Determination Date, SOFR has not been published on the SOFR Administrator’s Website and a Benchmark Transition Event with respect to the Daily Simple SOFR Rate has not occurred, then SOFR for such Daily Simple SOFR Determination Date will be SOFR as published in respect of the first preceding U.S. Government Securities Business Day for which such SOFR was published on the SOFR Administrator’s Website; provided that any SOFR determined pursuant to this sentence shall be utilized for purposes of the calculation of the Daily Simple SOFR Rate for no more than three consecutive Daily Simple SOFR Rate Days. Any change in the Daily Simple SOFR Rate due to a change in SOFR shall be effective from and including the effective date of such change in SOFR without notice to the Company or any other Person.
“Daily Simple SOFR Rate Borrowing” means any Borrowing comprised of Daily Simple SOFR Rate Loans.
“Daily Simple SOFR Rate Loan” means a Loan bearing interest at the Daily Simple SOFR Rate. A Daily Simple SOFR Rate Loan is a Loan not subject to an Interest Period.

Exhibit 10.1
“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, examinership, court protection, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or any other jurisdiction from time to time in effect and affecting the rights of creditors generally.
“Default” means any event or condition that constitutes an Event of Default or that upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.
“Defaulting Lender” means any Lender that (a) has failed, within three Business Days of the date required to be funded or paid, (i) to fund its portion of any Borrowing or (ii) to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent and the Company in writing that such failure is the result of such Lender’s determination in good faith that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable Default, shall be specifically identified in such writing) has not been satisfied, (b) has notified the Company, the Administrative Agent or any other Lender in writing, or has made a public statement to the effect, that it does not intend to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s determination in good faith that one or more condition precedents to funding (each of which conditions precedent, together with any applicable Default, shall be specifically identified in such writing or public statement) cannot be satisfied), or generally under other agreements in which it commits to extend credit, (c) has failed, within three Business Days after written request by the Administrative Agent, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations (and is financially able to meet such obligations) to fund prospective Loans under this Agreement; provided that such Lender will cease to be a Defaulting Lender under this clause (c) upon the Administrative Agent’s receipt of such certification in form and substance satisfactory to it, or (d) (i) has become the subject of a voluntary or involuntary bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment, or has had any order for relief in such proceeding entered in respect thereof, or has a direct or indirect parent company that has become the subject of a voluntary or involuntary public bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment, or has had any order for relief in such proceeding entered in respect thereof, provided that for purposes of this clause (d)(i), a Lender shall not qualify as a Defaulting Lender solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Lender or its direct or indirect parent company by a Governmental Authority, unless such ownership interest results in or provides such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permits such Lender or its direct or indirect parent company (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Lender or such direct or indirect parent company, or (ii) has become the subject of a Bail-In Action or has a direct or indirect parent company that has become the subject of a Bail-In Action.

Exhibit 10.1
“Disclosed Matters” means the actions, suits and proceedings and the environmental matters disclosed in Schedule 3.05 or in any of the Company’s public filings with the SEC (excluding any such disclosure under the caption “Risk Factors”, “Cautionary Statements” and any other disclosure in any SEC filing that is cautionary, predictive or forward-looking in nature).
“dollars” or “$” refers to lawful money of the U.S.
“Domestic Subsidiary” means any Subsidiary that is organized under the laws of the U.S., any State thereof or the District of Columbia.
“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a Subsidiary of an institution described in clause (a) or (b) of this definition and is subject to consolidated supervision with its parent.
“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.
“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
“Effective Date” means the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 9.02).
“Electronic Signature” means an electronic sound, symbol, or process attached to, or associated with, a contract or other record and adopted by a Person with the intent to sign, authenticate or accept such contract or record.
“Eligible Assignee” means (a) a Lender, (b) an Affiliate of a Lender, (c) an Approved Fund and (d) any other Person, other than, in each case, (i) a Defaulting Lender, (ii) the Company or any Subsidiary or other Affiliate of the Company, (iii) a natural person or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person or (iv) any Competitor; provided that, notwithstanding anything to the contrary herein, unless a Default or Event of Default shall have occurred and be continuing, any “Eligible Assignee” must be a Farm Credit Lender.
“Environmental Laws” means all treaties, laws (including common law), rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by or with any Governmental Authority, relating in any way to the environment, the preservation or reclamation of natural resources, the generation, management, use, presence, release or threatened release of, or exposure to, any pollutants, contaminants or toxic or hazardous substances, materials or wastes, or to health and safety matters (including occupational safety and health standards).

Exhibit 10.1
“Environmental Liability” means liabilities, obligations, claims, actions, suits, judgments, or orders under or relating to any Environmental Law for any damages, injunctive relief, losses, fines, penalties, fees, expenses (including reasonable fees and expenses of attorneys and consultants) or costs, whether contingent or otherwise, including those arising from or relating to (a) any actual or alleged violation of any Environmental Law or permit, license or approval issued thereunder, (b) the generation, use, handling, transportation, storage, treatment, disposal or arrangement for disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.
“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest (other than, prior to the date of conversion, Indebtedness that is convertible into any such Equity Interests).
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the rules and regulations promulgated thereunder.
“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Company, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414(m) of the Code.
“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30 day notice period is waived); (b) the complete or partial withdrawal of the Company or any ERISA Affiliate from any Plan (during a plan year in which it was a “substantial employer” as defined in Section 4001(a)(2) of ERISA) or Multiemployer Plan; (c) the filing of a notice of intent to terminate a Plan or the treatment of a Multiemployer Plan amendment as a termination under Section 4041 or 4041A of ERISA; (d) the institution of proceedings to terminate a Plan or a Multiemployer Plan by the PBGC; (e) the failure to make required contributions under Section 412 of the Code or Section 302 of ERISA; (f) the failure of any Plan to satisfy the minimum funding standard (as defined in Section 412 of the Code or Section 302 of ERISA) applicable to such Plan; (g) a determination that any Plan is in “at risk” status (as defined in Section 430(i)(4) of the Code or Section 303(i)(4) of ERISA); (h) the receipt by the Company or any ERISA Affiliate of any notice imposing Withdrawal Liability or a determination that a Multiemployer Plan is insolvent, within the meaning of Title IV of ERISA, or in “endangered” or “critical” status (within the meaning of Section 432 of the Code or Section 305 of ERISA); (i) the occurrence of a non-exempt “prohibited transaction” (as defined in Section 4975 of the Code or Section 406 of ERISA) with respect to which the Company or any ERISA Affiliate is a “disqualified person” (within the meaning of Section 4975 of the Code) or a “party in interest” (within the meaning of Section 406 of ERISA) or with respect to which the Company or any such ERISA Affiliate could otherwise be liable in an amount that could reasonably be expected to result in a Material Adverse Effect; (j) any other event or condition which constitutes or might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan or the imposition of any liability under Title IV of ERISA, other than PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Company or any ERISA Affiliate; and (k) any Foreign Benefit Event.

Exhibit 10.1
“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.
“Event of Default” has the meaning set forth in Article VII.
“Exchange Act” means the Securities Exchange Act of 1934, as amended.
“Excluded Taxes” means, with respect to the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of any Loan Party hereunder or any other Loan Document, (a) any Taxes imposed on or measured by net income (however denominated), franchise Taxes and branch profits Taxes, in each case, (i) imposed as a result of such recipient being organized under the laws of, or having its principal office located in or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Foreign Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Foreign Lender with respect to any payment made by or on account of any obligation of a Loan Party pursuant to a law in effect at the time such Foreign Lender (other than an assignee pursuant to a request by the Company under Section 2.19(b)), becomes a party to this Agreement (or designates a new lending office), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts with respect to such withholding Taxes under Section 2.17(a) or 2.17(c), (c) Taxes attributable to a Lender’s failure to comply with Section 2.17(f) or (d) any Taxes imposed under FATCA.
“Farm Credit Lender” means a federally-chartered Farm Credit System lending institution organized under the Farm Credit Act of 1971.
“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code, any intergovernmental agreements implementing any of the foregoing, and any fiscal or regulatory legislation, rules or practices adopted pursuant to any of the foregoing.
“Federal Funds Effective Rate” means, for any day, the greater of (a) the rate of interest per annum (rounded upward, if necessary, to the nearest whole multiple of 1/100th of 1.00%) equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System, as published by the Federal Reserve Bank of New York on such date, or if no such rate is so published on such day, on the most recent day preceding such day on which such rate is so published; and (b) 0.00%.
“Federal Reserve Board” means the Board of Governors of the Federal Reserve System of the U.S. (or any successor thereto).
“Fee Letter” means that certain Fee Letter, dated as of November 19, 2025, between the Company and CoBank.

Exhibit 10.1
“Finance Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, to the extent such obligations are required to be classified and accounted for as finance leases on the balance sheet of such Person under GAAP, and the amount of such obligations at any time shall be the amount thereof that would be required to be set forth on the balance sheet as a finance lease liability of such Person prepared as of such time in accordance with GAAP. For purposes of Section 6.02, a Finance Lease Obligation shall be deemed to be secured by a Lien on the property being leased and such property shall be deemed to be owned by the lessee.
“Floating Note Rate” means, as of any date of determination for any Tranche of Term Loans, SOFR with the same maturity as such Tranche, plus the spread published as of such date by The Federal Farm Credit Banks Funding Corporation as the “Est. Funding Cost” for “Farm Credit Floating Rate Funding Index Spreads” with the same maturity as such Tranche (or, if any such spread is unavailable or no longer published, a spread determined by the Administrative Agent, in its reasonable discretion). Historical information on such spread may be available on the Federal Farm Credit Banks Funding Corporation’s website:
(https://www.farmcreditfunding.com/ffcb_live/dataCenter/fundingCostIndex.html).
“Floor” means a rate of interest equal to 0.00%.
“Foreign Benefit Event” means, with respect to any Foreign Pension Plan, (a) the existence of unfunded liabilities in excess of the amount permitted under any applicable law, or in excess of the amount that would be permitted absent a waiver from a Governmental Authority, (b) the failure to make the required contributions or payments, under applicable law, on or before the due date for such contributions or payments, (c) the receipt of a notice by a Governmental Authority relating to the intention to terminate any such Foreign Pension Plan or to appoint a trustee or similar official to administer any such Foreign Pension Plan, or alleging the insolvency of any such Foreign Pension Plan, (d) the incurrence of any liability by the Company or any Subsidiary under applicable law on account of the complete or partial termination of such Foreign Pension Plan or (e) the occurrence of any transaction that is prohibited under any applicable law and that could reasonably be expected to result in the incurrence of liability by the Company or any Subsidiary.
“Foreign Lender” means any Lender that is not a “United States person” as defined by Section 7701(a)(30) of the Code (a “U.S. Person”) or is a partnership or other entity treated as a partnership for United States federal income tax purposes that is a U.S. Person, but only to the extent the beneficial owners (including indirect partners if its direct partners are partnerships or other entities treated as partnerships for United States federal income tax purposes) are not U.S. Persons.
“Foreign Pension Plan” means an employee benefit plan that, under the applicable law of any jurisdiction other than the United States of America, the Company or any Subsidiary is required to fund through a trust or other funding vehicle, other than a trust or funding vehicle maintained exclusively by a Governmental Authority.
“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.
“Funding Date” has the meaning set forth in Section 2.01.

Exhibit 10.1
“GAAP” means, subject to Section 1.04(a), generally accepted accounting principles in the U.S., including those set forth in: (a) the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants, (b) the Accounting Standards Codification of the Financial Accounting Standards Board, (c) such other statements by such other entity as are approved by a significant segment of the accounting profession and (d) the rules and regulations of the SEC governing the inclusion of financial statements (including pro forma financial statements) in periodic reports required to be filed pursuant to Section 13 of the Exchange Act, including opinions and pronouncements in staff accounting bulletins and similar written statements from the accounting staff of the SEC.
“Governmental Authority” means the government of the U.S., any other nation or any political subdivision thereof, whether state, provisional, territorial or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national body exercising such powers or functions, such as the European Union or the European Central Bank).
“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business. The amount, as of any date of determination, of any Guarantee shall be the principal amount outstanding on such date of the Indebtedness or other obligation guaranteed thereby (or, in the case of (i) any Guarantee the terms of which limit the monetary exposure of the guarantor or (ii) any Guarantee of an obligation that does not have a principal amount, the maximum monetary exposure as of such date of the guarantor under such Guarantee (as determined, in the case of clause (i), pursuant to such terms or, in the case of clause (ii), reasonably and in good faith by the Company)).
“Guarantee Agreement” means the Guarantee Agreement entered into among the Company, the Subsidiary Guarantors and the Administrative Agent, which shall be substantially in the form of Exhibit C.
“Guarantee Requirement” means the requirement that, if any Subsidiary of the Company shall be or become actually or contingently liable under any Guarantee for any Material Indebtedness of the Company, the Administrative Agent shall have received a Guarantee Agreement or a supplement thereto, as applicable, duly executed and delivered on behalf of such Subsidiary, together with documents and opinions of the type referred to in Sections 4.01(b) and 4.01(c) with respect to such Subsidiary.

Exhibit 10.1
“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including any petroleum products or byproducts and all other hydrocarbons, radon gas, molds, asbestos or asbestos-containing materials, urea formaldehyde foam insulation, polychlorinated biphenyls, pre- or poly-fluorinated substances, chlorofluorocarbons and all other ozone-depleting substances, infectious or medical wastes and all other substances or wastes of any nature that are prohibited, limited or regulated pursuant to, or that could give rise to liability under, any Environmental Law.
“Hillshire Brands” means The Hillshire Brands Company, a Maryland corporation.
“incur” means create, incur, assume, Guarantee or otherwise become responsible for, and “incurred” and “incurrence” shall have correlative meanings.

Exhibit 10.1
“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person (excluding trade accounts payable incurred in the ordinary course of business and excluding obligations with respect to letters of credit securing such trade accounts payable entered into in the ordinary course of business of such Person to the extent such letters of credit are not drawn upon or, if and to the extent drawn upon, such drawings are reimbursed no later than the tenth Business Day following payment on the letter of credit), (d) all obligations of such Person in respect of the deferred purchase price of property or services, excluding (i) accounts payable incurred in the ordinary course of business on normal commercial terms, including pursuant to supply chain financing arrangements offered to vendors, and not overdue by more than 60 days, (ii) deferred compensation and (iii) any purchase price adjustment, earnout or deferred payment of a similar nature incurred in connection with an acquisition (but only to the extent that, at the time of closing of such acquisition, the amount thereof is not determinable and, to the extent the amount thereof thereafter becomes fixed and determined, such amount is payable within 60 days thereafter; provided that, if such amount shall not have been paid within 60 days thereafter, such amount shall no longer be excluded under this clause (iii)), (e) all Finance Lease Obligations and Synthetic Lease Obligations of such Person, (f) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty (other than obligations with respect to letters of credit securing obligations (other than obligations of other Persons described in clauses (a) through (e) above) entered into in the ordinary course of business of such Person to the extent such letters of credit are not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed no later than the tenth Business Day following payment on the letter of credit), (g) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances, (h) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, the amount of such Indebtedness being deemed to be the lesser of the fair market value (as determined reasonably and in good faith by the Company) of such property or assets and the amount of the Indebtedness so secured, (i) all Guarantees by such Person of Indebtedness of others, and (j) all obligations of such Person in respect of Securitization Transactions (valued as set forth in the definition of Securitization Transaction). Indebtedness shall not include obligations (x) under any operating lease of property of the Company or any Subsidiary, except that Synthetic Lease Obligations shall constitute Indebtedness and (y) of such Person arising under the Supply Chain Financing Arrangements solely as a result of a recharacterization of a sale by such Person of accounts receivable as incurrence of debt. The Indebtedness of any Person shall include the Indebtedness of any other Person (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such other Person, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor. The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all obligations as described above; provided, however, that, in the case of Indebtedness sold by the obligor at a discount, the amount of such Indebtedness at any time shall be the accreted value thereof at such time. Except as otherwise expressly provided herein, the term “Indebtedness” shall not include cash interest thereon.
“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in clause (a), Other Taxes.
“Indemnitee” has the meaning set forth in Section 9.03(b).

Exhibit 10.1
“Index Debt” means senior, unsecured, non-credit enhanced (other than by guarantees of Subsidiaries that also Guarantee the Obligations at such time) long-term debt for borrowed money of the Company.
“Index Rating” means, with respect to any Rating Agency at any time, the rating assigned by such Rating Agency to the Index Debt.
“Information” has the meaning set forth in Section 9.12.
“Interest Election Request” means a request by the Company to convert or continue a Borrowing in accordance with Section 2.08, which shall be substantially in the form of Exhibit D.
“Interest Payment Date” means (a) with respect to any ABR Loan, the first day of each calendar quarter after the date hereof; (b) with respect to any Daily Simple SOFR Rate Loan, the first day of each calendar month after the date hereof; (c) with respect to any Term SOFR Rate Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Term SOFR Rate Loan with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period; and (d) with respect to any Loan, the applicable Maturity Date.
“Interest Period” means, with respect to any Term SOFR Rate Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, three or six months thereafter (subject to the availability of Term SOFR for such period), as the Company may elect; provided that (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, (b) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period and (c) no Interest Period shall extend beyond the applicable Maturity Date.
“Lender-Related Person” means the Administrative Agent (and any sub-agent thereof), the Arranger, each Lender and each Related Party of any of the foregoing Persons.
“Lenders” means the Persons listed on Schedule 2.01 and any other Person that shall have become a party hereto pursuant to Section 9.04, other than any such Person that shall have ceased to be a party hereto pursuant to Section 9.04.
“Liabilities” means any losses, claims, damages or liabilities of any kind.
“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, finance lease or other title retention agreement relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.
“Loan Documents” means this Agreement, the Guarantee Agreement and, other than for purposes of Section 9.02, any promissory notes issued pursuant to this Agreement.
“Loan Party” means the Company and each Subsidiary Guarantor.

Exhibit 10.1
“Loans” means the loans made by the Lenders to the Company pursuant to this Agreement.
“Margin Stock” means “margin stock” within the meaning of Regulations T, U and X of the Federal Reserve Board.
“Material Acquisition” means any acquisition or a series of related acquisitions (other than solely among the Company and its Subsidiaries) of (a) Equity Interests in any Person if, after giving effect thereto, such Person will become a Subsidiary or (b) assets comprising all or substantially all the assets of (or all or substantially all the assets constituting a business unit, division, product line or line of business of) any Person; provided that the aggregate consideration therefor (including Indebtedness assumed in connection therewith and all obligations in respect of deferred purchase price (including obligations under any purchase price adjustment but excluding earnout or similar payments)) exceeds $250,000,000.
“Material Adverse Effect” means a material adverse effect on (a) the business, operations, properties, assets, condition (financial or otherwise) or liabilities (including contingent liabilities) of the Company and its Subsidiaries, taken as a whole, (b) the ability of any Loan Party to perform its material obligations under any Loan Document to which it is a party, or (c) the rights of or benefits available to the Administrative Agent or any Lender under this Agreement or any other Loan Document.
“Material Disposition” means any sale, transfer or other disposition, or a series of related sales, transfers or other dispositions (other than solely among the Company and its Subsidiaries) of (a) all or substantially all the issued and outstanding Equity Interests in any Person that are owned by the Company and the Subsidiaries or (b) assets comprising all or substantially all the assets of (or all or substantially all the assets constituting a business unit, division, product line or line of business of) any Person; provided that the aggregate consideration therefor (including Indebtedness assumed by the transferee in connection therewith and all obligations in respect of deferred purchase price (including obligations under any purchase price adjustment but excluding earnout or similar payments)) exceeds $250,000,000.
“Material Indebtedness” means Indebtedness (other than the Loans), or obligations in respect of one or more Swap Agreements, of any one or more of the Company and its Subsidiaries in an aggregate outstanding principal amount exceeding $250,000,000. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of the Company or any Subsidiary in respect of any Swap Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Company or such Subsidiary would be required to pay if such Swap Agreement were terminated at such time.

Exhibit 10.1
“Material Subsidiary” means each Subsidiary of the Company (a) the consolidated total assets of which equal 3.75% or more of the consolidated total assets of the Company or (b) the consolidated revenues of which equal 3.75% or more of the consolidated revenues of the Company, in each case, as of the end of or for the most recent period of four consecutive fiscal quarters of the Company for which financial statements have been delivered pursuant to Section 5.01(a) or 5.01(b) (or, prior to the first such delivery, the financial statements that are referred to in Section 3.04(a)); provided that if at the end of or for any such most recent period of four consecutive fiscal quarters the combined consolidated total assets or combined consolidated revenues of all Subsidiaries that under clauses (a) and (b) above would not constitute Material Subsidiaries shall have exceeded 10% of the consolidated total assets of the Company or 10% of the consolidated revenues of the Company (calculated without duplication of assets or revenues), then one or more of such excluded Subsidiaries shall for all purposes of this Agreement be deemed to be Material Subsidiaries in descending order based on the amounts of their consolidated total assets or consolidated revenues, as the case may be, until such excess shall have been eliminated.
“Maturity Date” means, as applicable, (a) with respect to Revolving Loans, the Commitment Termination Date; and (b) with respect to Term Loans, if the Company shall make the Term-Out Election, the applicable Term Loan Maturity Date.
“Maximum Rate” has the meaning set forth in Section 9.15.
“Moody’s” means Moody’s Investors Services, Inc. and any successor to its rating agency business.
“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.
“NLRC” has the meaning set forth in the definition of “Philippines NLRC Award”.
“Non-Defaulting Lender” means, at any time, any Lender that is not a Defaulting Lender at such time.
“Obligations” means (a) the due and punctual payment by the Company of (i) the principal of and interest (including interest accruing at the rate stated herein (including default interest) during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Loans, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise and (ii) all other monetary obligations of the Company to any of the Administrative Agent or the Lenders under any Loan Document, including obligations to pay fees, expense reimbursement obligations and indemnification obligations, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), (b) the due and punctual performance of all other obligations of the Company under or pursuant to any Loan Document and (c) the due and punctual payment and performance of all the obligations of each other Loan Party under or pursuant to each Loan Document (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding).

Exhibit 10.1
“Other Connection Taxes” means, with respect to the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of any Loan Party hereunder or under any other Loan Document, Taxes imposed as a result of a present or former connection between such recipient and the jurisdiction imposing such Tax (other than connections arising from such recipient having executed, delivered, or become a party to, performed its obligations or received payments under, received or perfected a security interest under, sold or assigned an interest in any Loan or Loan Document, engaged in any other transaction pursuant to, or enforced, any Loan Documents).
“Other Taxes” means any and all present or future recording, stamp, court or documentary Taxes and any other excise, transfer, sales, property, intangible, filing or similar Taxes arising from any payment made under, from the execution, delivery, performance, enforcement or registration of, or from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, but excluding Excluded Taxes and Other Connection Taxes imposed with respect to an assignment (other than an assignment pursuant to a request by the Company under Section 2.19(b)).
“PACA” means the Perishable Agricultural Commodities Act, 1930, as amended, 7 U.S.C. Section 499a et seq., as the same now exists or may from time to time hereafter be amended, modified, recodified or supplemented, together with all rules, regulations and interpretations thereunder or related thereto.
“Participant” has the meaning set forth in Section 9.04(c)(i).
“Participant Register” has the meaning set forth in Section 9.04(c)(iv).
“Patriot Act” means the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)), as amended from time to time.
“Payment” has the meaning set forth in Section 8.06(c)(i).
“Payment Notice” has the meaning set forth in Section 8.06(c)(ii).
“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.
“Permitted Encumbrances” means:
(a)     Liens imposed by law for Taxes that are not yet due or are being contested in compliance with Section 5.04;
(b)     carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, landlord’s and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than 60 days or are being contested in compliance with Section 5.04;

Exhibit 10.1
(c)     pledges and deposits made (i) in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws (other than any Lien imposed pursuant to Section 430(k) of the Code or Section 303(k) of ERISA or a violation of Section 436 of the Code) and (ii) in respect of letters of credit, bank guarantees or similar instruments issued for the account of the Company or any Subsidiary in the ordinary course of business supporting obligations of the type set forth in clause (i) above;
(d)     pledges and deposits made (i) to secure the performance of bids, trade contracts (other than Indebtedness for borrowed money), leases (other than Finance Lease Obligations), statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case, in the ordinary course of business and (ii) in respect of letters of credit, bank guarantees or similar instruments issued for the account of the Company or any Subsidiary in the ordinary course of business supporting obligations of the type set forth in clause (i) above;
(e)     judgment liens in respect of judgments that do not constitute an Event of Default;
(f)     easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of the Company or any of its Subsidiaries;
(g)     banker’s liens, rights of setoff or similar rights and remedies as to deposit accounts or other funds maintained with depository institutions; provided that, except with respect to any deposit account or funds subject to the Lien of a Loan Document, such deposit accounts or funds are not established or deposited for the purpose of providing collateral for any Indebtedness and are not subject to restrictions on access by the Company or any of its Subsidiaries in excess of those required by applicable banking regulations;
(h)     Liens in favor of, or claims or rights of any producer, grower or seller of livestock, poultry or agricultural commodities under PACA, PSA or any similar state or federal laws or regulations;
(i)     any Lien, claim or right of any Governmental Authority arising under any law or regulation in any inventory or farm products allocable to any procurement contract with such Governmental Authority;
(j)     rights and claims of joint owners of livestock (other than poultry) under arrangements similar to TFM’s existing Alliance program;
(k)     Liens arising by virtue of Uniform Commercial Code financing statement filings (or similar filings under applicable law) regarding operating leases entered into by the Company and its Subsidiaries in the ordinary course of business;
(l)     Liens representing any interest or title of a licensor, lessor or sublicensor or sublessor, or a licensee, lessee or sublicensee or sublessee, in the property subject to any lease (other than Finance Lease Obligations), license or sublicense or concession agreement permitted by this Agreement;
(m)     Liens that are contractual rights of set-off;

Exhibit 10.1
(n)     Liens on cash and cash equivalents made to defease or to satisfy and discharge any debt securities; and
(o)    statutory Liens on the Company’s cash patronage, stock and other equities in any Farm Credit Lender acquired in connection with the Company’s loan from such Farm Credit Lender in accordance with such Farm Credit Lender’s bylaws and capital plan (or their equivalent) (as each may be amended from time to time).
provided that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness, other than Liens referred to in clauses (c) and (d) above securing letters of credit, bank guarantees or similar instruments and Liens referred to in clause (n).
“Permitted Holders” means (a) “members of the same family” of Mr. Don Tyson as defined in Section 447(e) of the Code as in effect immediately prior to its amendment by Pub. L. 115-97, 131 Stat. 2102 (2017) and (b) any entity (including, but not limited to, any partnership, corporation, trust or limited liability company) in which one or more individuals described in clause (a) above possess over 50% of the voting power or beneficial interests.
“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.
“Philippines NLRC Award” means the award of damages against a Subsidiary of the Company by the National Labor Relations Council of the Department of Labor and Employment of the Republic of the Philippines (“NLRC”) more fully described in the Report on Form 8-K filed by the Company with the SEC on December 20, 2016, and any awards in related actions, as such awards may be modified by the NLRC or any other body, and any judicial decree affirming, modifying or enforcing such awards.
“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA sponsored, maintained or contributed to, by the Company or any ERISA Affiliate.
“Prime Rate” means the rate of interest per annum last quoted by the Eastern Edition of The Wall Street Journal as the “Prime Rate” in the U.S. or, if the Eastern Edition of The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Administrative Agent) or any similar release by the Federal Reserve Board (as determined by the Administrative Agent). Any change in the Prime Rate shall take effect at the opening of business on the day such change is publicly announced or quoted as being effective without the necessity of notice provided to the Company or any other Person.
“Pro Forma Basis” means, with respect to any test hereunder in connection with any event, that such test shall be calculated after giving effect on a pro forma basis for the period of such calculation to (a) such event as if it happened on the first day of such period or (b) the incurrence of any Indebtedness by the Company or any Subsidiary in connection with such event and any incurrence, repayment, issuance or redemption of other Indebtedness of the Company or any Subsidiary occurring at any time subsequent to the last day of such period and on or prior to the date of determination, as if such incurrence, repayment, issuance or redemption, as the case may be, occurred on the first day of such period.

Exhibit 10.1
“Proceeding” has the meaning set forth in Section 9.03(b).
“PSA” means the Packers and Stockyard Act of 1921, 7 U.S.C. Section 181 et seq., as the same now exists or may from time to time hereafter be amended, modified, recodified or supplemented, together with all rules, regulations and interpretations thereunder or related thereto.
“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.
“Rating Agencies” means Moody’s and S&P.
“Refinancing Indebtedness” means, in respect of any Indebtedness (the “Original Indebtedness”), any Indebtedness that extends, renews or refinances such Original Indebtedness (or any Refinancing Indebtedness in respect thereof) or, in addition, in the case of any Foreign Subsidiary, Indebtedness (“Replacement Indebtedness”) of such Foreign Subsidiary that replaces Original Indebtedness of such Foreign Subsidiary or of any other Foreign Subsidiary organized under the laws of the same nation as such Foreign Subsidiary within 90 days after the repayment or prepayment of such Original Indebtedness; provided that (a) the principal amount of such Refinancing Indebtedness shall not exceed the principal amount of such Original Indebtedness (except to the extent used to finance accrued interest and premium (including tender or makewhole premiums) thereon and underwriting discounts, defeasance costs, fees, commissions and expenses), it being understood in the case of Replacement Indebtedness that is denominated in a currency different from that of the applicable Original Indebtedness that the principal amount of such Original Indebtedness shall be deemed to be equal to the amount in the currency of such Replacement Indebtedness that is equal to the principal amount of such Original Indebtedness based on the currency exchange rates applicable on the date such Replacement Indebtedness is incurred; and (b) such Refinancing Indebtedness shall not constitute an obligation of any Subsidiary that shall not have been (or, in the case of after-acquired Subsidiaries, shall not have been required to become) an obligor in respect of such Original Indebtedness (except that Refinancing Indebtedness of any Foreign Subsidiary may be Guaranteed by any other Foreign Subsidiary organized under the laws of the same nation as such Foreign Subsidiary).
“Register” has the meaning set forth in Section 9.04(b)(iv).
“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective partners, directors, officers, employees, agents, trustees, administrators, managers, advisors, consultants, service providers and representatives of such Person and of such Person’s Affiliates.
“Required Lenders” means, at any time, Lenders (other than Defaulting Lenders and including Voting Participants) having Credit Exposures and unused Commitments representing more than 50% of the sum of Credit Exposures and unused Commitments at such time.
“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority

Exhibit 10.1
“Responsible Officer” means any of the president, chief executive officer, Chief Financial Officer, treasurer, assistant treasurer, controller, chief accounting officer or the general counsel of the Company but, in any event, with respect to financial matters, the foregoing person that is responsible for preparing the financial statements and reports delivered hereunder; provided that, when such term is used in reference to any document executed by, or a certification of, a Responsible Officer, the secretary or assistant secretary of the Company shall have delivered (which may have been on the Effective Date) an incumbency certificate to the Administrative Agent as to the authority of such individual.
“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in the Company or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancelation or termination of any Equity Interests in the Company or any Subsidiary, whether now or hereafter outstanding, or any option, warrant, or other right to acquire any such Equity Interests in the Company or any Subsidiary, or any other payment that has a substantially similar effect to any of the foregoing.
“Revolving Borrowing” means a Borrowing comprised of Revolving Loans.
“Revolving Loan” means a Loan made pursuant to Section 2.01.
“S&P” means S&P Global Ratings, a division of S&P Global Inc., or any successor to its rating agency business.
“Sale/Leaseback Transaction” means an arrangement relating to property owned by the Company or any Subsidiary whereby the Company or such Subsidiary sells or transfers such property to any Person and the Company or any Subsidiary leases such property, or other property that it intends to use for substantially the same purpose or purposes as the property sold or transferred, from such Person or its Affiliates; provided, however, that any such arrangement incurred in connection with the acquisition of property that is leased by the Company or any Subsidiary pursuant to an operating lease (other than a Synthetic Lease) shall not be considered a Sale/Leaseback Transaction.
“Sanctioned Country” means, at any time, a country, region or territory which is itself the subject or target of any Sanctions.
“Sanctioned Person” means, at any time, any Person that is the subject or target of Sanctions, including (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, the U.S. Department of Commerce, the United Nations Security Council, the European Union, any EU member state, His Majesty’s Treasury of the United Kingdom or the government of Canada (and the related governmental institution Global Affairs Canada and any other agency of the Canadian government), (b) any Person operating, organized, located or resident in a Sanctioned Country or (c) any Person owned or controlled by any such Person or Persons described in the foregoing clause (a) or (b).

Exhibit 10.1
“Sanctions” means any economic or financial sanctions, trade embargoes or similar restrictions promulgated, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of Treasury or the U.S. Department of State, or (b) the United Nations Security Council, the European Union, any EU member state, His Majesty’s Treasury of the United Kingdom or the government of Canada (and the related governmental institution Global Affairs Canada and any other agency of the Canadian government).
“SEC” means the Securities and Exchange Commission or any Governmental Authority succeeding to any of its principal functions.
“Securities Act” means the Securities Act of 1933, as amended.
“Securitization Transaction” means any arrangement under which the Company or any Subsidiary transfers accounts receivable and/or payment intangibles, interests therein and/or related assets and rights (a) to a trust, partnership, corporation, limited liability company or other entity (which may be an SPE Subsidiary), which transfer is funded in whole or in part, directly or indirectly, by the incurrence or issuance by the transferee or successor transferee (which may be an SPE Subsidiary) of Indebtedness, other securities or interests that are to receive payments from, or that represent interests in, the cash flow derived from such accounts receivable and/or payment intangibles, interests therein or related assets and rights, or (b) directly to one or more investors or other purchasers; provided that a Supply Chain Financing Arrangement shall not constitute a Securitization Transaction. The “amount” or “principal amount” of any Securitization Transaction shall be deemed at any time to be the aggregate principal, capital or stated amount (or the substantive equivalent of any of the foregoing) of the Indebtedness, other securities or interests referred to in the first sentence of this definition or, if there shall be no such principal, capital or stated amount (or the substantive equivalent of any of the foregoing), the uncollected amount of the accounts receivable or interests therein transferred pursuant to such Securitization Transaction, net of any such accounts receivables or interests therein that have been written off as uncollectible. Such “amount” or “principal amount” shall not include any amount of Indebtedness owing by any SPE Subsidiary to the Company or any Subsidiary to the extent that such intercompany Indebtedness has been incurred to finance, in part, the transfers of accounts receivable and/or payment intangibles, interests therein and/or related assets and rights to such SPE Subsidiary.
“SOFR” means a rate per annum equal to the secured overnight financing rate as administered by the SOFR Administrator.
“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).
“SOFR Administrator’s Website” means the website of the Federal Reserve Bank of New York, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.
“SPE Subsidiary” means any Subsidiary formed solely for the purpose of, and that engages only in, one or more Securitization Transactions and transactions related or incidental thereto.

Exhibit 10.1
“Subsidiary” means, with respect to any Person (the “parent”) at any date, (a) any corporation, limited liability company, partnership, association or other entity of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held and (b) any other corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date. Unless otherwise specified, “Subsidiary” means any direct or indirect subsidiary of the Company. Notwithstanding the foregoing, no Variable Interest Entity (other than an SPE Subsidiary) shall be a “Subsidiary” under the foregoing clause (b).
“Subsidiary Guarantor” means, at any time, each Subsidiary that is a party to the Guarantee Agreement at such time.
“Supply Chain Financing Arrangement” means an arrangement whereby the Company or any of its Subsidiaries sells, on a non-recourse basis except to the extent customary in a “true sale” arrangement, its accounts receivable, in connection with the collection of such accounts receivable in the ordinary course of business and to effect an acceleration of payment thereof (and not as part of a financing by the Company or any Subsidiary), pursuant to a “supply chain financing” program established at the request of the customer that is the account debtor with respect to such accounts receivable.
“Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Company or its Subsidiaries shall be a Swap Agreement.
“Synthetic Lease” means, as to any Person, any lease (including leases that may be terminated by the lessee at any time) of real or personal property, or a combination thereof, (a) that is accounted for as an operating lease under GAAP and (b) in respect of which the lessee is deemed to own the property so leased for U.S. Federal income tax purposes, other than any such lease under which such Person is the lessor.
“Synthetic Lease Obligations” means, as to any Person, an amount equal to the capitalized amount of the remaining lease payments under any Synthetic Lease (determined, in the case of a Synthetic Lease providing for an option to purchase the leased property, as if such purchase were required at the end of the term thereof) that would appear on a balance sheet of such Person prepared in accordance with GAAP if such obligations were accounted for as Finance Lease Obligations. For purposes of Section 6.02, a Synthetic Lease Obligation shall be deemed to be secured by a Lien on the property being leased and such property shall be deemed to be owned by the lessee.
“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, assessments, fees or other charges or withholdings (including backup withholding) imposed by any Governmental Authority including any interest, additions to tax or penalties applicable thereto.

Exhibit 10.1
“Term Loan Maturity Date” means, individually or collectively as the context may require, (a) the Tranche A Maturity Date, (b) the Tranche B Maturity Date, (c) the Tranche C Maturity Date and (d) the Tranche D Maturity Date.
“Term Loans” means, individually or collectively as the context may require, (a) Tranche A Term Loans, (b) Tranche B Term Loans, (c) Tranche C Term Loans and (d) Tranche D Term Loans.
“Term-Out Election” has the meaning set forth in Section 2.06(a).
“Term-Out Election Fee” has the meaning set forth in Section 2.12(b).
“Term SOFR Administrator” means CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the Administrative Agent in its reasonable discretion).
“Term SOFR Rate” means:
(a)     for any calculation with respect to a Term SOFR Rate Loan, the Term SOFR Reference Rate for a tenor comparable to the applicable Interest Period on the day (such day, the “Periodic Term SOFR Determination Day”) that is two U.S. Government Securities Business Days prior to the first day of such Interest Period, as such rate is published by the Term SOFR Administrator; provided that if, as of 3:00 p.m. on any Periodic Term SOFR Determination Day, the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Transition Event with respect to the Term SOFR Reference Rate has not occurred, then the Term SOFR Rate will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three U.S. Government Securities Business Days prior to such Periodic Term SOFR Determination Day; and
(b)     for any calculation with respect to an ABR Loan on any day, the Term SOFR Reference Rate for a tenor of one month on the day (such day, the “Base Rate Term SOFR Determination Day”) that is two U.S. Government Securities Business Days prior to such day, as such rate is published by the Term SOFR Administrator; provided that if, as of 3:00 p.m. on any Base Rate Term SOFR Determination Day, the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Transition Event with respect to the Term SOFR Reference Rate has not occurred, then the Term SOFR Rate will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three U.S. Government Securities Business Days prior to such Base Rate Term SOFR Determination Day;
provided, further, that if the Term SOFR Rate determined as provided above shall ever be less than the Floor, then Term SOFR Rate shall be deemed to be the Floor.
“Term SOFR Rate Borrowing” means any Borrowing comprised of Term SOFR Rate Loans.

Exhibit 10.1
“Term SOFR Rate Loan” means any Loan that bears interest at a rate determined by reference to the Term SOFR Rate (other than solely as a result of clause (c) of the definition of Alternate Base Rate).
“Term SOFR Reference Rate” means the forward-looking term rate based on SOFR.
“TFM” means Tyson Fresh Meats, Inc., a Delaware corporation.
“TL Margin” means, for any Tranche of Term Loans, the Applicable Margin with respect to such Tranche of Term Loans.
“Total Commitment” means, at any time, the aggregate amount of the Commitments in effect at such time.
“Tranche” has the meaning set forth in Section 2.06(a).
“Tranche A Maturity Date” means the first anniversary of the Commitment Termination Date.
“Tranche B Maturity Date” means the third anniversary of the Commitment Termination Date.
“Tranche C Maturity Date” means the fifth anniversary of the Commitment Termination Date.
“Tranche D Maturity Date” means the seventh anniversary of the Commitment Termination Date.
“Tranche A Term Loan” has the meaning set forth in Section 2.06(a)(i).
“Tranche B Term Loan” has the meaning set forth in Section 2.06(a)(ii).
“Tranche C Term Loan” has the meaning set forth in Section 2.06(a)(iii).
“Tranche D Term Loan” has the meaning set forth in Section 2.06(a)(iv).
“Transactions” means the execution, delivery and performance by the Loan Parties of this Agreement and the other Loan Documents to which they are party, the borrowing of Loans and the use of the proceeds thereof.
“Type” means, when used in reference to any Loan or Borrowing, whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Term SOFR (other than solely as a result of clause (c) of the definition of Alternate Base Rate), the Daily Simple SOFR Rate or the Alternate Base Rate.
“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York or any other state, the laws of which are required to be applied in connection with the issue of perfection of security interests.

Exhibit 10.1
“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any Person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.
“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.
“United States” or “U.S.” means the United States of America.
“Unused Commitment Fee” has the meaning set forth in Section 2.12(a).
“U.S. Borrower” means the Company if it is a “United States person” within the meaning of Section 7701(a)(30) of the Code.
“U.S. Government Securities Business Day” means any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.
“U.S. Tax Compliance Certificate” has the meaning set forth in Section 2.17(f).
“Variable Interest Entity” means any Person that is not a Subsidiary under clause (a) of the definition of such term but the accounts of which are consolidated with those of the Company under GAAP as a result of its status as a variable interest entity.
“Voting Participant” has the meaning set forth in Section 9.04(d).
“Voting Participant Notice” has the meaning set forth in Section 9.04(d).
“wholly-owned Subsidiary” means, with respect to any Person at any date, a Subsidiary of such Person of which 100% of the Equity Interests (other than directors’ qualifying shares) are, as of such date, owned and controlled by such Person or one or more wholly-owned Subsidiaries of such Person or by such Person and one or more wholly-owned Subsidiaries of such Person. Unless otherwise specified, “wholly-owned Subsidiary” means a wholly-owned Subsidiary of the Company.
“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

Exhibit 10.1
“Write-Down and Conversion Powers” means (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of such Person or any other Person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.
SECTION 1.02.    Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Type (e.g., a “Term SOFR Rate Loan”). Borrowings also may be classified and referred to by Type (e.g., a “Term SOFR Rate Borrowing”).

SECTION 1.03.    Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. The words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights. The word “law” shall be construed as referring to all statutes, rules, regulations, codes and other laws (including official rulings and interpretations thereunder having the force of law or with which affected Persons customarily comply), and all judgments, orders, writs and decrees, of all Governmental Authorities. Except as otherwise expressly provided herein and unless the context requires otherwise, (a) any definition of or reference to any agreement, instrument or other document (including this Agreement and the other Loan Documents) herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, amended and restated, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns (subject to any restrictions on assignment set forth herein) and, in the case of any Governmental Authority, any other Governmental Authority that shall have succeeded to any or all functions thereof, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) any definition of or reference to any statute, rule or regulation shall be construed as referring thereto as from time to time amended, supplemented or otherwise modified, and all references to any statute shall be construed as referring to all rules, regulations, rulings and official interpretations promulgated or issued thereunder.

Exhibit 10.1
SECTION 1.04.    Accounting Terms; GAAP; Pro Forma Calculations.
(a)    Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Company notifies the Administrative Agent that the Company requests an amendment to any provision (including any definition) hereof to eliminate the effect of any change occurring after the Effective Date in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Company that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, in each case other than for purposes of Section 3.04 or 5.01, (i) without giving effect to any election under Accounting Standards Codification 825-10-25 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) (and related interpretations) to value any Indebtedness or other liabilities of the Company or any Subsidiary at “fair value”, as defined therein, and (ii) without giving effect to any treatment of Indebtedness in respect of convertible debt instruments under Accounting Standards Codification 470-20 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof.
(b)    All pro forma computations required to be made hereunder giving effect to any Material Acquisition or Material Disposition shall be calculated on a Pro Forma Basis after giving pro forma effect thereto (and, in the case of any pro forma computations made hereunder to determine whether a transaction is permitted to be consummated hereunder, to any other such transaction consummated since the first day of the period covered by any component of such pro forma computation and on or prior to the date of such computation), and, to the extent applicable, to the historical earnings and cash flows associated with the assets acquired or disposed of and any related incurrence or reduction of Indebtedness, all in accordance with the transaction accounting adjustments and autonomous entity adjustments set forth in Article 11 of Regulation S-X under the Securities Act. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Swap Agreement applicable to such Indebtedness if such Swap Agreement has a remaining term in excess of 12 months).
SECTION 1.05.    Currency Translations. For purposes of any determination under Section 6.01 or 6.02 or under clause (f), (g) or (k) of Article VII, all amounts incurred, outstanding or proposed to be incurred or outstanding in currencies other than dollars shall be translated into dollars at the currency exchange rates in effect on the date of such determination; provided that no Default or Event of Default shall arise as a result of any limitation set forth in dollars in Section 6.01 or 6.02 being exceeded solely as a result of changes in currency exchange rates from those rates applicable at the time or times Indebtedness, Liens or Sale/Leaseback Transactions were initially consummated in reliance on the exceptions under such Sections.

Exhibit 10.1
SECTION 1.06.    Interest Rates. The Administrative Agent does not warrant or accept responsibility for, and each of the parties to this Agreement hereby acknowledges and agrees (for the benefit of the Administrative Agent) that the Administrative Agent shall not have any liability with respect to (a) the continuation of, administration of, submission of, calculation of or any other matter related to the Alternate Base Rate, any Benchmark, or any component definition thereof or rates referred to in the definition thereof, or any alternative, successor or replacement rate thereto (including any Benchmark Replacement), including whether the composition or characteristics of any such alternative, successor or replacement rate (including any Benchmark Replacement) will be similar to, or produce the same value or economic equivalence of, or have the same volume or liquidity as, Alternate Base Rate, any initial Benchmark or any other Benchmark or Benchmark Replacement prior to its discontinuance or unavailability, or (b) the effect, implementation or composition of any Benchmark Replacement Conforming Changes. The Administrative Agent and its affiliates or other related entities may engage in transactions that affect the calculation of the Alternate Base Rate, or any Benchmark, any alternative, successor or replacement rate (including any Benchmark Replacement) or any relevant adjustments thereto, in each case, in a manner adverse to the Company. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain the Alternate Base Rate, any initial Benchmark or any other Benchmark or Benchmark Replacement, in each case pursuant to the terms of this Agreement, and shall have no liability to the Company, any Lender or any other Person for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

SECTION 1.07.    Divisions. For all purposes under this Agreement, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Equity Interests at such time.

ARTICLE II

The Credits
SECTION 2.01.    The Commitments. Subject to the terms and conditions set forth herein, each Lender agrees to make Revolving Loans to the Company on any single Business Day (each, a “Funding Date”) from time to time during the Availability Period; provided that, after giving effect to each such Revolving Loan (and after giving effect to any application of proceeds of such Revolving Loan pursuant to Section 2.11), (a) such Lender’s Credit Exposure would not exceed such Lender’s Commitment and (b) the aggregate Credit Exposures would not exceed the Total Commitment. Within the foregoing limits and subject to the terms and conditions set forth herein, the Company may borrow, prepay and reborrow Revolving Loans. All Revolving Loans shall be denominated in dollars.

SECTION 2.02.    Loans and Borrowings.
(a)    Each Revolving Loan shall be made as part of a Borrowing consisting of Revolving Loans of the same Type made by the Lenders ratably in accordance with their respective Commitments. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

Exhibit 10.1
(b)    Subject to Section 2.14, each Revolving Borrowing shall be comprised entirely of ABR Loans, Term SOFR Rate Loans or Daily Simple SOFR Rate Loans, in each case, as the Company may request in accordance herewith. Each Lender at its option may make any Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Company to repay such Loan in accordance with the terms of this Agreement.
(c)    Subject to clause (d) below:
(i)    at the commencement of each Interest Period for any Term SOFR Rate Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $5,000,000; provided that a Term SOFR Rate Borrowing that results from a continuation or conversion of an outstanding Borrowing may be in an aggregate amount that is equal to such outstanding Borrowing; and
(ii)    at the time that each ABR Borrowing or Daily Simple SOFR Rate Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $5,000,000.
Borrowings of more than one Type may be outstanding at the same time; provided that there shall not at any time be more than a total of 10 Term SOFR Rate Borrowings and outstanding.
(d)    Notwithstanding any other provision of this Agreement, the Company shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period with respect thereto would end after the Commitment Termination Date.
SECTION 2.03.    Requests for Borrowings. To request a Borrowing, the Company shall deliver to the Administrative Agent a written Borrowing Request signed by the Company (a) in the case of a Term SOFR Rate Borrowing, not later than 11:00 a.m., Denver, Colorado time, two Business Days before the date of the proposed Borrowing or (b) in the case of an ABR Borrowing or a Daily Simple SOFR Rate Borrowing, not later than 11:00 a.m., Denver, Colorado time, on the date of the proposed Borrowing. Each such Borrowing Request shall be irrevocable and shall specify the following information:
(i)    the aggregate amount of the requested Borrowing;
(ii)    the date of such Borrowing, which shall be a Business Day;
(iii)    whether such Borrowing is to be an ABR Borrowing, a Daily Simple SOFR Rate Borrowing or a Term SOFR Rate Borrowing;

Exhibit 10.1
(iv)    in the case of a Term SOFR Rate Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and
(v)    the location and number of the Company’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.07.
If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Term SOFR Rate Borrowing, then the Company shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.
SECTION 2.04.    [Reserved].

SECTION 2.05.    [Reserved].
SECTION 2.06.    Term-Out Election.
(a)    The Company may, by giving written notice to the Administrative Agent (who shall promptly notify the Lenders), no later than ten Business Days prior to the Commitment Termination Date and subject to clause (b) below, elect (the “Term-Out Election”) to convert, and the Lenders shall have been deemed to so consent, all of the outstanding Revolving Loans on the Commitment Termination Date into one or more tranches of term loans (each, a “Tranche”), as follows:
(i)    term loans payable in full on the Tranche A Maturity Date (the “Tranche A Term Loans”);
(ii)    term loans payable in full on the Tranche B Maturity Date (the “Tranche B Term Loans”);
(iii)    term loans payable in full on the Tranche C Maturity Date (the “Tranche C Term Loans”); and
(iv)    term loans payable in full on the Tranche D Maturity Date (the “Tranche D Term Loans”).
Amounts repaid or prepaid on the Term Loans may not be reborrowed.
(b)     The exercise of the Term-Out Election on the Commitment Termination Date shall be subject to the following conditions:
(i)    the Company shall specify each tranche of Term Loan, each Type of Term Loan and, if applicable, the length of each initial Interest Period;
(ii)    no Default shall have occurred and be continuing on the Commitment Termination Date;

Exhibit 10.1
(iii)    the representations and warranties of the Loan Parties set forth in the Loan Documents (other than the representations and warranties set forth in Sections 3.04(b) and 3.05(a)(i)) that are qualified by materiality shall be true and correct and such representations and warranties that are not so qualified shall be true and correct in all material respects on and as of the date of the making of such Term Loans, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties that are qualified by materiality shall be true and correct and such representations and warranties that are not so qualified shall be true and correct in all material respects, in each case, as of such earlier date); and
(iv)    the Administrative Agent shall have received the Term-Out Election Fee for the account of each Lender pursuant to Section 2.12(b).
(c)    Notwithstanding the definition of “Applicable Margin”, effective as of the Commitment Termination Date, the TL Margin shall be increased (if the Conversion Date Cost of Funds is higher than the Closing Date Cost of Funds) or decreased (if the Conversion Date Cost of Funds is lower than the Closing Date Cost of Funds), as applicable, by the amount of such difference; provided that (i) for the avoidance of doubt, if a decrease pursuant to the foregoing (without regard to this proviso) would cause the TL Margin to be less than 0.00%, then the TL Margin shall be 0.00%, and (ii) any decrease in the TL Margin on the Commitment Termination Date shall not be greater than 0.10%. The determination of such increase or decrease by the Administrative Agent shall be conclusive absent manifest error. Notwithstanding anything to the contrary herein, such increase or decrease in the TL Margin shall be automatic and shall not require an amendment to the Financing Documentation or the consent of any Lender.
SECTION 2.07.    Funding of Borrowings.
(a)    Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 12:00 noon, Denver, Colorado time, or, in the case of an ABR Loan or Daily Simple SOFR Rate Loan, 2:00 p.m., Denver, Colorado time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders. The Administrative Agent will make such Loans available to the Company promptly, and in no event later than 3:00 p.m., Denver, Colorado time, crediting the amounts so received, in like funds, to an account of the Company maintained with the Administrative Agent in Denver, Colorado and designated by the Company in the applicable Borrowing Request.

Exhibit 10.1
(b)    Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with clause (a) of this Section and may, in reliance upon such assumption and in its sole discretion, make available to the Company a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Company severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Company to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Company, the interest rate applicable to such Loan. If such Lender pays such amount to the Administrative Agent, then such amount (less interest) shall constitute such Lender’s Loan included in such Borrowing. With respect to any share of a Borrowing not made available by a Lender as contemplated above, if such Lender subsequently pays its share of such Borrowing to the Administrative Agent, then the Administrative Agent shall promptly repay to the Company any corresponding amount paid by the Company to the Administrative Agent as provided in this clause (b) (including interest thereon to the extent received by the Administrative Agent from the Company); provided that such repayment to the Company shall not operate as a waiver or any abandonment of any rights or remedies of the Company with respect to such Lender.
SECTION 2.08.    Interest Elections.
(a)    Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request or designated by Section 2.03 and, in the case of a Term SOFR Rate Borrowing, shall have an initial Interest Period as specified in such Borrowing Request or designated by Section 2.03. Thereafter, the Company may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Term SOFR Rate Borrowing, may elect Interest Periods therefor, all as provided in this Section. The Company may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.
(b)    To make an election pursuant to this Section, the Company shall notify the Administrative Agent of such election by the time that a Borrowing Request would be required under Section 2.03 if the Company was requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such Interest Election Request shall be irrevocable and shall be made by delivery to the Administrative Agent of a written Interest Election Request signed by the Company.
(c)    Each Interest Election Request shall specify the following information in compliance with Section 2.03:
(i)    the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);
(ii)    the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

Exhibit 10.1
(iii)    whether the resulting Borrowing is to be an ABR Borrowing, a Daily Simple SOFR Rate Borrowing or a Term SOFR Rate Borrowing; and
(iv)    if the resulting Borrowing is a Term SOFR Rate Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period” and permitted under Section 2.02(d).
If any such Interest Election Request requests a Term SOFR Rate Borrowing but does not specify an Interest Period, then the Company shall be deemed to have selected an Interest Period of one month’s duration.
(d)    Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.
(e)    If the Company fails to deliver a timely Interest Election Request with respect to a Term SOFR Rate Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and (except in the case of an Event of Default under clause (h) or (i) of Article VII) the Administrative Agent, at the request of the Required Lenders, so notifies the Company, then, so long as an Event of Default is continuing (i) no outstanding Borrowing may be converted to or continued as a Term SOFR Rate Borrowing and (ii) unless repaid, each Term SOFR Rate Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.
SECTION 2.09.    Termination and Reduction of Commitments.
(a)    Unless previously terminated, all Commitments shall terminate on the Commitment Termination Date.
(b)    The Company may, at any time prior to the Commitment Termination Date, terminate, without premium or penalty, the Commitments upon the payment in full of all reimbursable expenses and other Obligations outstanding at such time (other than contingent amounts not yet due). The Company may from time to time prior to the Commitment Termination Date reduce, without premium or penalty, the Commitments; provided that (i) each reduction of the Commitments shall be in an amount that is an integral multiple of $10,000,000 and not less than $25,000,000, and (ii) the Company shall not reduce the Commitments if, after giving effect to any concurrent prepayment of the Loans in accordance with Section 2.11, the aggregate Credit Exposures would exceed the Total Commitment. Any termination or reduction of the Commitments pursuant to this Section 2.09(b) shall be permanent. Each reduction of the Commitments shall be allocated pro rata among the Lenders in accordance with their respective Commitments. The Company shall notify the Administrative Agent of any election to terminate or reduce the Commitments under this clause (b) at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any such notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Company pursuant to this clause (b) shall be irrevocable; provided that a notice of termination or reduction of the Commitments delivered by the Company may state that such notice is conditioned upon the effectiveness of other credit facilities or the receipt of the proceeds from the issuance of other Indebtedness or any other event, in which case such notice may be revoked by the Company (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied.

Exhibit 10.1
SECTION 2.10.    Repayment of Loans; Evidence of Debt.
(a)    Unless the Company shall have made the Term-Out Election, the Company will repay to the Lenders, on the Commitment Termination Date, the aggregate principal amount of Revolving Loans outstanding and not converted to Term Loans on such date.
(b)    If the Company shall have made the Term-Out Election, the Company will repay to the Lenders, on each applicable Term Loan Maturity Date, the aggregate amount of the applicable Term Loans outstanding on such date; provided that, solely with respect to Tranche D Term Loans, commencing on the last day of the first fiscal quarter ending after the fourth anniversary of the Commitment Termination Date, the Tranche D Term Loans will amortize in equal quarterly installments equal to 1.25% of the original outstanding principal amount of Tranche D Term Loans.
(c)    Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Company to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.
(d)    The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder and the Type thereof and the Interest Period (if any) applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Company to each Lender hereunder, (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof and (iv) the application or disbursement by the Administrative Agent of any amounts pursuant to this Agreement or any other Loan Document.
(e)    The entries made in the accounts maintained pursuant to clause (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein (and in the case of any inconsistency between the Register and the accounts maintained by any Lender or the Administrative Agent, the Register shall govern); provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Company to repay the Loans and pay interest thereon in accordance with the terms of this Agreement.
(f)    Any Lender may request that Loans made by it be evidenced by a promissory note. In such event, the Company shall prepare, execute and deliver to such Lender a promissory note, substantially in the form of Exhibit F, payable to such Lender and its registered assigns. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form payable to the payee named therein and its registered assigns.
SECTION 2.11.    Prepayment of Loans.
(a)    The Company shall have the right at any time and from time to time to prepay without premium or penalty (other than, with respect to Term SOFR Rate Borrowings, payments that may become due under Section 2.16) any Borrowing in whole or in part, subject to the requirements of this Section.
(b)    In the event and on each occasion that the aggregate Credit Exposures of the Lenders exceed the Total Commitment, the Company shall prepay Revolving Loans in an aggregate amount equal to such excess.

Exhibit 10.1
(c)    Prior to any optional prepayment of Borrowings hereunder, the Company shall select the Borrowing or Borrowings to be prepaid and the Company shall specify such selection in the notice of such prepayment pursuant to clause (d) of this Section.
(d)    The Company shall notify the Administrative Agent of any prepayment hereunder (i) in the case of prepayment of a Term SOFR Rate Borrowing, not later than 11:00 a.m., Denver, Colorado time, two Business Days before the date of prepayment or (ii) in the case of prepayment of an ABR Borrowing or a Daily Simple SOFR Rate Borrowing, not later than 11:00 a.m., Denver, Colorado time, one Business Day before the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid and, in the case of a mandatory prepayment, set forth a reasonably detailed calculation of the amount of such prepayment; provided that a notice of optional prepayment may state that such notice is conditioned upon the effectiveness of other credit facilities or the receipt of the proceeds from the issuance of other Indebtedness or any other event, in which case such notice of prepayment may be revoked by the Company (by notice to the Administrative Agent on or prior to the specified date) if such condition is not satisfied. Promptly following receipt of any such notice the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in Section 2.02, except as necessary to apply fully the required amount of a mandatory prepayment. Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.13(e).
SECTION 2.12.    Fees.
(a)    As provided in the Fee Letter and without duplication of any amounts payable thereunder, in the event that the Commitments are not fully drawn on the Effective Date, the Company agrees to pay to the Administrative Agent, for the account of each Lender, a commitment fee (an “Unused Commitment Fee”), which will accrue from the Effective Date until and including the earlier of (i) the date on which the Commitments shall be fully drawn and (ii) the Commitment Termination Date, equal to the Applicable Rate and accruing on the actual daily undrawn Commitments of such Lender (as such amounts shall be adjusted to give effect to any voluntary or mandatory reductions of the commitments in accordance with the terms of this Agreement), which fee will be due and payable on such earlier date.
(b)    If the Company shall have made the Term-Out Election, the Company shall have paid, on the Commitment Termination Date, to the Administrative Agent, for the account of each Lender, upfront fees (collectively, the “Term-Out Election Fee”) equal to:
(i)    in the case of Tranche A Term Loans, 0.075% of the aggregate amount of Tranche A Term Loans converted on the Commitment Termination Date;
(ii)    in the case of Tranche B Term Loans, 0.100% of the aggregate amount of Tranche B Term Loans converted on the Commitment Termination Date;
(iii)    in the case of Tranche C Term Loans, 0.150% of the aggregate amount of Tranche C Term Loans converted on the Commitment Termination Date; and
(iv)    in the case of Tranche D Term Loans, 0.200% of the aggregate amount of Tranche D Term Loans converted on the Commitment Termination Date.

Exhibit 10.1
(c)    The Company agrees to pay to the Administrative Agent and the Arranger, for its own account or for the account of the Lenders, fees payable in the amounts and at the times separately agreed upon in writing between the Company and the Administrative Agent, the Arranger or such Lender, as the case may be.
(d)    All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent for distribution, in the case of upfront fees, to Lenders in accordance with this Section 2.12. Fees paid shall not be refundable under any circumstances.
SECTION 2.13.    Interest.
(a)    The Loans comprising each ABR Borrowing shall bear interest at the Alternate Base Rate plus the Applicable Rate.
(b)    The Loans comprising each Daily Simple SOFR Rate Borrowing shall bear interest at the Daily Simple SOFR Rate plus the Applicable Rate.
(c)    The Loans comprising each Term SOFR Rate Borrowing shall bear interest at the Term SOFR Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate.
(d)    Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by the Company hereunder is not paid when due, whether at stated maturity, upon acceleration, by mandatory prepayment or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2.00% per annum plus the rate otherwise applicable to such Loan as provided in the preceding clauses of this Section, and (ii) in the case of any other amount, 2.00% per annum plus the rate applicable to ABR Loans as provided in clause (a) of this Section.
(e)    Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and upon termination of the Commitments; provided that (i) interest accrued pursuant to clause (c) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Loan), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Term SOFR Rate Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.
(f)    All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and, in each case, shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate and Term SOFR shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

Exhibit 10.1
(g)    In connection with the use or administration of the Term SOFR Rate, the Daily Simple SOFR Rate and clause (c) of the definition of “Alternate Base Rate”, the Administrative Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document. The Administrative Agent will promptly notify the Company and the Lenders of the effectiveness of any Benchmark Replacement Conforming Changes in connection with the use or administration of the Term SOFR Rate, the Daily Simple SOFR Rate or clause (c) of the definition of “Alternate Base Rate”.
SECTION 2.14.    Alternate Rate of Interest.
(a)    Inability to Determine Rate; Cost. Subject to Section 2.14(b), if, on or prior to the commencement of any Interest Period (or, in the case of any Benchmark that is not subject to an Interest Period, on any Business Day):
(i)    the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that for any reason (other than a Benchmark Transition Event) any Benchmark cannot be determined pursuant to the definition thereof;
(ii)    the Required Lenders determine that for any reason in connection with any request for a Loan that is subject to an Interest Period or a conversion thereto or a continuation thereof that the Benchmark for any requested Interest Period with respect to a proposed Loan does not adequately and fairly reflect the cost to such Lenders of making and maintaining such Loan, and the Required Lenders have provided notice of such determination to the Administrative Agent; or
(iii)    the Required Lenders determine that for any reason in connection with any request for a Loan that is not subject to an Interest Period (other than an ABR Loan) or a conversion thereto or a continuation thereof or the maintaining thereof that the Benchmark with respect to a proposed Loan or outstanding Loan does not adequately and fairly reflect the cost to such Lenders of making and maintaining such Loan, and the Required Lenders have provided notice of such determination to the Administrative Agent, then the Administrative Agent shall give notice thereof to the Company and the Lenders.
    Upon notice thereof by the Administrative Agent to the Company,
(A)    any obligation of the Lenders to make such Loans that are subject to an Interest Period, and any right of the Company to continue such Loans or to convert to such Loans, shall be suspended (to the extent of the affected Loans or affected Interest Periods) until the Administrative Agent (with respect to clause (ii), at the instruction of the Required Lenders) revokes such notice;
(B)    any obligation of the Lenders to make or maintain such Loans that are not subject to an Interest Period (other than ABR Loans), and any right of the Company to continue such Loans or to convert to such Loans (other than ABR Loans), shall be suspended (to the extent of the affected Loans) until the Administrative Agent (with respect to clause (iii), at the instruction of the Required Lenders) revokes such notice;

Exhibit 10.1
(C)    the Company may revoke any pending request for a borrowing of, conversion to or continuation of such Loans (to the extent of the affected Loans or affected Interest Periods) or, failing that, the Company will be deemed to have converted any such request into a request for a Borrowing of or conversion to ABR Loans in the amount specified therein;
(D)    any outstanding affected Loans will be deemed to have been converted into ABR Loans at the end of the applicable Interest Period (or if such Loans are not subject to an Interest Period, immediately) and, upon any such conversion, the Company shall also pay accrued interest on the amount so converted, together with any additional amounts required pursuant to Section 2.16; and
(E)    in the case of any such notice under Section 2.14(a)(i) regarding any Benchmark used as a component of the Alternate Base Rate, such component will not be used in any determination of ABR Loans until such notice is revoked.
(b)    Benchmark Replacement Setting. Notwithstanding anything to the contrary herein or in any other Loan Document:
(i)    Replacing Benchmarks. Upon a date and time determined by the Administrative Agent as to any Benchmark, which date shall be no later than the occurrence of a Benchmark Transition Event with respect to such Benchmark, the applicable Benchmark Replacement will replace the applicable then-current Benchmark for all purposes hereunder and under any Loan Document in respect of any setting of such Benchmark at or after 3:00 p.m. on the fifth Business Day after the date notice of such Benchmark Replacement is provided to the affected Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from the Required Lenders. At any time that the administrator of the applicable then-current Benchmark has permanently or indefinitely ceased to provide such Benchmark or such Benchmark has been announced by the regulatory supervisor for the administrator of such Benchmark pursuant to public statement or publication of information to be not representative of the underlying market and economic reality that such Benchmark is intended to measure and that representativeness will not be restored, the Company may revoke any request for a borrowing of, conversion to or continuation of Loans to be made, converted or continued that would bear interest by reference to such Benchmark until the Company’s receipt of notice from the Administrative Agent that a Benchmark Replacement has replaced such Benchmark, and, failing that, the Company will be deemed to have converted any such request into a request for a borrowing of or conversion to ABR Loans. During the period referenced in the foregoing sentence, the component of the Alternate Base Rate based upon such Benchmark (if any) will not be used in any determination of the Alternate Base Rate.
(ii)    Benchmark Replacement Conforming Changes. In connection with the use, administration, adoption or implementation of a Benchmark Replacement, the Administrative Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.

Exhibit 10.1
(iii)    Notices; Standards for Decisions and Determinations. The Administrative Agent will promptly notify the Company and the Lenders of (i) the implementation of any Benchmark Replacement, and (ii) the effectiveness of any Benchmark Replacement Conforming Changes in connection with the use, administration, adoption or implementation of a Benchmark Replacement. The Administrative Agent will notify the Company of the removal or reinstatement of any tenor of a Benchmark pursuant to Section 2.14(b)(iv). Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 2.14, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party hereto or any other Loan Document, except, in each case, as expressly required pursuant to this Section 2.14.
(iv)    Unavailability of Tenor of Benchmark. At any time (including in connection with the implementation of a Benchmark Replacement), (i) if the applicable then-current Benchmark is a term rate (including the Term SOFR Rate), then the Administrative Agent may remove any tenor of such Benchmark that is unavailable or non-representative for Benchmark (including Benchmark Replacement) settings and (ii) the Administrative Agent may reinstate any such previously removed tenor for such Benchmark (including any applicable Benchmark Replacement) settings.
SECTION 2.15.    Increased Costs.
(a)    If any Change in Law shall:
(i)    impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender;
(ii)    subject any Lender to any Taxes on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto (other than (A) Indemnified Taxes or (B) Excluded Taxes); or
(iii)    impose on any Lender or the applicable offshore market any other condition, cost, or expense (other than Taxes) affecting this Agreement or the Loans made by such Lender;
and the result of any of the foregoing shall be to increase the cost to such Lender of making, converting to, continuing or maintaining any Loan (or of maintaining its obligation to make any such Loan) or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or any other amount), then, so long as such Lender is requiring reimbursement for such increased costs from similarly situated borrowers under comparable syndicated credit facilities, upon the request of such Lender, the Company will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.

Exhibit 10.1
(b)    If any Lender determines that any Change in Law affecting such Lender or any lending office of such Lender or such Lender’s holding company, if any, regarding capital or liquidity requirements has had or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Commitment of such Lender or the Loans made by such Lender to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy and liquidity), then, so long as such Lender is requiring reimbursement for such increased costs from similarly situated borrowers under comparable syndicated credit facilities, upon request of such Lender, the Company will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.
(c)    A certificate of a Lender setting forth in reasonable detail an explanation of the amount or amounts necessary to compensate such Lender or their respective holding companies, as the case may be, as specified in clause (a) or (b) of this Section shall be delivered to the Company and shall be conclusive absent manifest error; provided that such Lender shall not be under any obligation to include in such certificate any information in respect of which disclosure is prohibited by applicable law or any binding confidentiality agreement. The Company shall pay such Lender the amount shown as due on any such certificate within 30 days after receipt thereof.
(d)    Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Company shall not be required to compensate a Lender pursuant to this Section for any increased costs or reductions incurred more than 270 days prior to the date that such Lender notifies the Company of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor; provided, further, that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 270-day period referred to above shall be extended to include the period of retroactive effect thereof.
SECTION 2.16.    Break Funding Payments. In the event of (a) the payment of any principal of any Term SOFR Rate Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Term SOFR Rate Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Term SOFR Rate Loan (or to convert any ABR Loan into a Term SOFR Rate Loan) on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.11(d) and is revoked in accordance therewith) or (d) the assignment of any Term SOFR Rate Loan other than on the last day of the Interest Period applicable thereto, as a result of a request by the Company to replace a Lender pursuant to Section 2.19(b), then, in any such event, the Company shall compensate each Lender for the loss, cost and reasonable expense actually incurred (excluding loss of anticipated profits) by such Lender and attributable to such event. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Company and shall be conclusive absent manifest error. The Company shall pay such Lender the amount shown as due on any such certificate within 10 days after the Company’s receipt thereof.

Exhibit 10.1
SECTION 2.17.    Taxes.
(a)    Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made free and clear of and without deduction or withholding for any Taxes; provided that if any applicable law (as determined in the good faith discretion of an applicable withholding agent) requires the deduction or withholding of any Tax from any such payment, the applicable withholding agent shall be entitled to make such deductions and timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that after making all required deductions for or withholding of Indemnified Taxes (including deductions or withholding applicable to additional sums payable under this Section) the Administrative Agent or a Lender, as the case may be, receives an amount equal to the sum it would have received had no such deductions or withholding been made.
(b)    Without limiting the provisions of Section 2.17(a), the Loan Parties shall timely pay, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes to the relevant Governmental Authority in accordance with applicable law.
(c)    To the extent not paid, reimbursed or compensated pursuant to Section 2.17(a) or 2.17(b), the Loan Parties shall jointly and severally indemnify the Administrative Agent and each Lender, within 10 days after written demand therefor, for the full amount of any Indemnified Taxes payable by the Administrative Agent or such Lender, as the case may be, on or with respect to any payment by or on account of any obligation of the Loan Parties under any Loan Document (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority (except for any interest, penalties, or expenses determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of the Administrative Agent or such Lender, as the case may be). A certificate as to the amount of such payment or liability delivered to the Company (with a copy to the Administrative Agent) by a Lender, or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.
(d)    Each Lender shall severally indemnify the Administrative Agent for any Taxes (but, in the case of any Indemnified Taxes, only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so) attributable to such Lender (including any Taxes attributable to such Lender’s failure to comply with the provisions of Section 9.04(c)(iv) relating to the maintenance of a Participant Register) that are paid or payable by the Administrative Agent in connection with any Loan Document and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. The indemnity under this Section 2.17(d) shall be paid within 10 days after the Administrative Agent delivers to the applicable Lender a certificate stating the amount of Taxes so paid or payable by the Administrative Agent. Such certificate shall be conclusive of the amount so paid or payable absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to such Lender from any other source against any and all amounts due to the Administrative Agent under this Section 2.17(d).

Exhibit 10.1
(e)    As soon as practicable after any payment of Taxes by the Loan Parties to a Governmental Authority pursuant to Section 2.17(a), the Company shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
(f)    Any Foreign Lender that is entitled to an exemption from or reduction of any applicable withholding Tax with respect to payments under this Agreement shall deliver to the Company (with a copy to the Administrative Agent), at the time or times reasonably requested by the Company or the Administrative Agent, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate. In addition, any Lender, if requested by the Company or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Company or the Administrative Agent as will enable the Company or the Administrative Agent to determine that such Lender is not subject to backup withholding or information reporting requirements.
Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such forms (other than such documentation set forth in clauses (i) through (v) below and documentation related to FATCA) shall not be required if in the applicable Lender’s judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense (or, in the case of a Change in Law, any incremental material unreimbursed cost or expense) or would materially prejudice the legal or commercial position of such Lender.
Without limiting the generality of the foregoing, any Lender shall (in the case of clauses (ii) through (vi) below, to the extent it is legally entitled to do so), deliver to the Company and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of the Company or the Administrative Agent), whichever of the following is applicable:
(i)    duly completed copies of Internal Revenue Service Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax,
(ii)    duly completed copies of Internal Revenue Service Form W-8BEN or W-8BEN-E, as applicable, claiming eligibility for benefits of an income tax treaty to which the U.S. is a party,
(iii)    duly completed copies of Internal Revenue Service Form W-8ECI,
(iv)    in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the Form of Exhibit G-1 to the effect that such Foreign Lender is not (A) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (B) a “10-percent shareholder” of the Company within the meaning of Section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code and (D) the interest payments in question are not effectively connected with a United States trade or business conducted by such Lender (a “U.S. Tax Compliance Certificate”) and (y) duly completed copies of Internal Revenue Service Form W-8BEN or W-8BEN-E, as applicable,

Exhibit 10.1
(v)    to the extent a Foreign Lender is not the beneficial owner, an Internal Revenue Service Form W-8IMY, accompanied by a Form W-8ECI, W-8BEN, W-8BEN-E, U.S. Tax Compliance Certificate substantially in the form of Exhibit G-3 or Exhibit G-4, Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that, if the Foreign Lender is a partnership and one or more beneficial owners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit G-2 on behalf of such beneficial owners, or
(vi)    any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Company or the Administrative Agent to determine the withholding or deduction required to be made.
Each Lender agrees that if any form or certification previously delivered by such Lender pursuant to this Section 2.17(f) expires or becomes obsolete or inaccurate in any material respect, or upon the reasonable request of the Company or the Administrative Agent, such Lender shall update such form or certification or promptly notify the Company and the Administrative Agent in writing of such Lender’s legal inability to do so.
If a payment made to a Lender under any Loan Document would be subject to U.S. Federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Company and the Administrative Agent, at the time or times prescribed by law and at such time or times reasonably requested by the Company or the Administrative Agent, such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Company or the Administrative Agent as may be necessary for the Company and the Administrative Agent to comply with their obligations under FATCA, to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this Section 2.17(f), the term “FATCA” shall include any amendments made to FATCA after the date of this Agreement.
(g)    [Reserved].

Exhibit 10.1
(h)    If the Administrative Agent or a Lender determines, in its sole discretion, that it has received a refund of any Indemnified Taxes as to which it has been indemnified pursuant to this Section (including additional amounts paid by the Company pursuant to this Section), it shall pay to the Company an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Indemnified Taxes giving rise to such refund), net of all out-of-pocket expenses (including any Taxes) of the Administrative Agent or such Lender, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that the Company, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over pursuant to this clause (h) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender, as the case may be, in the event the Administrative Agent or such Lender, as the case may be, is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this clause (h), in no event will the Administrative Agent or any Lender be required to pay any amount to the Company, the payment of which would place the Administrative Agent or such Lender in a less favorable net after-Tax position than the Administrative Agent or such Lender would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid. This clause shall not be construed to require the Administrative Agent or any Lender to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the Company or any other Person.
(i)    Each party’s obligations under this Section 2.17 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, termination of the Loan Documents and the repayment, satisfaction or discharge of all obligations thereunder.
(j)    For purposes of this Section 2.17, the term “applicable law” include FATCA.
SECTION 2.18.    Payments Generally; Sharing of Set-offs.
(a)    The Company shall make each payment required to be made by them hereunder (whether of principal, interest, or fees, or of amounts payable under Section 2.15, 2.16, 2.17 or 9.03, or otherwise) at or prior to the time expressly required hereunder or under any other Loan Document for such payment (or, if no such time is expressly required, prior to 2:00 p.m., Denver, Colorado time), on the date when due, in immediately available funds, without set-off, defense, recoupment or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent to such account as the Administrative Agent shall from time to time specify in one or more notices delivered to the Company, except that payments pursuant to Sections 2.15, 2.16, 2.17 and 9.03 shall be made directly to the Persons entitled thereto and payments pursuant to other Loan Documents shall be made to the Persons specified therein. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment under any Loan Document shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day and, in the case of any payment accruing interest or any payment of fees, such interest or fees, as applicable, shall be payable for the period of such extension. All payments under any Loan Document shall be made in dollars.

Exhibit 10.1
(b)    Except to the extent otherwise provided in this Agreement (for the avoidance of doubt, as in effect from time to time), including Section 2.21, (i) each Borrowing shall be made from the Lenders and each termination or reduction of the Commitments under Section 2.09 shall be applied to the respective Commitments of the Lenders, pro rata according to the amounts of their respective Commitments; (ii) each Borrowing shall be allocated pro rata among the Lenders according to the amounts of their respective Commitments (in the case of the making of Loans) or their respective Loans that are to be included in such Borrowing (in the case of conversions and continuations of Loans); (iii) each payment or prepayment of principal of any Borrowing by the Company shall be made for the account of the Lenders pro rata in accordance with the respective unpaid principal amounts of the Loans included in such Borrowing; and (iv) each payment of interest on Loans by the Company shall be made for the accounts of the Lenders pro rata in accordance with the amounts of interest on such Loans then due and payable to them.
(c)    If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties.
(d)    If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and accrued interest thereon then due than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans of the other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this clause (d) shall not be construed to apply to any payment made by the Company pursuant to and in accordance with the express terms of this Agreement (for the avoidance of doubt, as in effect from time to time), including Section 2.21, or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than to the Company or any Subsidiary or other Affiliate thereof (as to which the provisions of this clause (e) shall apply). The Company consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Company rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Company in the amount of such participation. This Section 2.18(d) shall not apply to any action taken by CoBank with respect to any CoBank Equities held by the Company or any cash patronage, whether on account of foreclosure of any Lien thereon, retirement and cancellation of the same, exercise of setoff rights or otherwise.

Exhibit 10.1
(e)    Unless the Administrative Agent shall have received notice from the Company, prior to the date on which any payment is due to the Administrative Agent for the account of a Lender hereunder, that the Company will not make such payment, the Administrative Agent may assume that the Company has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to such Lender the amount due. In such event, if the Company has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.
SECTION 2.19.    Mitigation Obligations; Replacement of Lenders.
(a)    If any Lender requests compensation under Section 2.15 or delivers a notice of illegality pursuant to Section 2.22, or if the Company is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or Affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.15 or 2.17 or mitigate the impact of Section 2.22 in the future, as the case may be, and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Company hereby agrees to pay all reasonable out-of-pocket costs and expenses incurred by any Lender in connection with any such designation or assignment.

Exhibit 10.1
(b)    If (i) any Lender requests compensation under Section 2.15, (ii) any Lender delivers a notice of illegality pursuant to Section 2.22, (iii) the Company is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, (iv) any Lender is a Defaulting Lender or (v) any Lender has failed to consent to a proposed amendment, waiver or other modification that under Section 9.02 requires the consent of all the Lenders (or all the affected Lenders) and with respect to which the Required Lenders shall have granted their consent, then the Company may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights (other than its existing rights to payment pursuant to Section 2.15 or 2.17) and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (A) the Company shall have received the prior written consent of the Administrative Agent, which consent shall not unreasonably be withheld or delayed, (B) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest) or the Company (in the case of all other amounts), (C) in the case of any such assignment resulting from a claim for compensation under Section 2.15 or payments required to be made pursuant to Section 2.17, such assignment will result in a reduction in such compensation or payments, (D) in the case of any such assignment and delegation resulting from the failure to provide a consent, the assignee shall have given such consent and, as a result of such assignment and delegation and any contemporaneous assignments and delegations and consents, the applicable amendment, waiver or other modification can be effected and (E) such assignment does not conflict with applicable law. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Company to require such assignment and delegation cease to apply. Each party hereto agrees that an assignment and delegation required pursuant to this Section 2.19(b) may be effected pursuant to an Assignment and Assumption executed by the Company, the Administrative Agent and the assignee (subject to the consents required as set forth above) and that the Lender required to make such assignment and delegation need not be a party thereto.
SECTION 2.20.    [Reserved].

SECTION 2.21.    Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:
(a)    the Unused Commitment Fee set forth in Section 2.12(a) shall cease to accrue on the portion of the Commitment of such Defaulting Lender that is in excess of its Credit Exposure;
(b)    the Commitment and Credit Exposure of such Defaulting Lender shall not be included in determining whether the Required Lenders or any other requisite Lenders have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to Section 9.02); provided that any amendment, waiver or other modification requiring the consent of all Lenders or each affected Lender shall, except as otherwise provided in Section 9.02, require the consent of such Defaulting Lender; and

Exhibit 10.1
(c)    any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VII or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 9.08 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, as the Company may request (so long as no Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; third, if so determined by the Administrative Agent and the Company, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement; fourth, to the payment of any amounts owing to the Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; fifth, so long as no Default exists, to the payment of any amounts owing to the Company as a result of any judgment of a court of competent jurisdiction obtained by the Company against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and sixth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans in respect of which such Defaulting Lender has not fully funded its appropriate share and (y) such Loans were made at a time when the conditions set forth in Section 4.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of such Defaulting Lender until such time as all Loans are held by the Lenders pro rata in accordance with their Applicable Percentages. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender pursuant to this Section shall be deemed paid to and redirected by such Defaulting Lender, and such Defaulting Lender irrevocably consents hereto;
In the event that the Administrative Agent and the Company agree that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then on such date such Lender shall purchase at par such of the Loans of the other Lenders as the Administrative Agent shall determine may be necessary in order for such Lender to hold the Loans in accordance with its Applicable Percentage, and such Lender shall thereupon cease to be a Defaulting Lender (but shall not be entitled to receive any fees that shall have ceased to accrue pursuant to this Section during the period when it was a Defaulting Lender, and all amendments, waivers and other modifications effected without its consent in accordance with the provisions of Section 9.02 and this Section during such period shall be binding on it).

Exhibit 10.1
SECTION 2.22.    Illegality. Notwithstanding any other provision herein, if the adoption of any law or any Change in Law or in the interpretation or application thereof shall make it unlawful for any Lender to make or maintain Term SOFR Rate Loans or Daily Simple SOFR Rate Loans as contemplated by this Agreement, then, upon notice thereof by such Lender to the Company and the Administrative Agent, (a) the commitment of such Lender hereunder to make Term SOFR Rate Loans or Daily Simple SOFR Rate Loans, continue Term SOFR Rate Loans or Daily Simple SOFR Rate Loans as such, and convert ABR Loans to Term SOFR Rate Loans or Daily Simple SOFR Rate Loans shall forthwith be suspended to the extent necessary for such Lender to avoid any such unlawful action until such Lender notifies the Administrative Agent that it is lawful for such Lender to make or maintain Term SOFR Rate Loans or Daily Simple SOFR Rate Loans as contemplated by this Agreement; provided that notwithstanding the suspension contemplated by this clause (a), the commitment of such Lender hereunder to make ABR Loans shall continue to be in effect, and (b) such Lender’s Loans then outstanding as Term SOFR Rate Loans or Daily Simple SOFR Rate Loans, if any, shall be converted to available and lawful Interest Periods, if any, or to ABR Loans, at the option of the Company, on the respective last days of the then current Interest Periods with respect to such Loans or within such earlier period as required by law. If any such conversion of a Term SOFR Rate Loan or a Daily Simple SOFR Rate Loan occurs on a day which is not the last day of the then current Interest Period with respect thereto, the Company shall pay to such Lender such amounts, if any, as may be required pursuant to Section 2.16.

ARTICLE III

Representations and Warranties
The Company represents and warrants to the Lenders, as of the Effective Date and the date any Loan is made, that:
SECTION 3.01.    Organization; Powers. Each Loan Party (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, and (b) has all requisite power and authority to execute, deliver and perform its obligations under each Loan Document to which it is a party and to effect the Transactions.

SECTION 3.02.    Authorization; Enforceability. The Transactions to be entered into by each Loan Party and the execution, delivery and performance by each Loan Party of the Loan Documents to which it is a party have been duly authorized by all necessary corporate or other entity action. This Agreement has been duly executed and delivered by the Company and constitutes, and each other Loan Document to which any Loan Party is to be a party, when executed and delivered by such Loan Party, will constitute, a legal, valid and binding obligation of the Company or such Loan Party (as the case may be), enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

Exhibit 10.1
SECTION 3.03.    Governmental Approvals; No Conflicts. The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect, (b) will not violate any material law, rule or regulation applicable to the Company or any Subsidiary to the extent failure to comply therewith could reasonably be expected to have a Material Adverse Effect, (c) will not violate the charter, by-laws or other organizational documents of the Company or any Subsidiary, (d) will not violate or result in a material default under any material indenture, agreement or other instrument binding upon the Company or any Subsidiary or their respective assets, or give rise to a right thereunder to require any material payment to be made by the Company or any Subsidiary or give rise to a right of, or result in, termination, cancelation or acceleration of any material obligation thereunder and (e) will not result in the creation or imposition of any Lien (other than a Lien permitted under Section 6.02) on any asset of the Company or any Subsidiary.

SECTION 3.04.    Financial Condition; No Material Adverse Change.
(a)    The Company has heretofore furnished to the Lenders its consolidated balance sheet and consolidated statements of income, comprehensive income, shareholders’ equity and cash flows as of and for the fiscal year ended September 27, 2025, reported on by PricewaterhouseCoopers LLP, independent registered public accounting firm. Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of the Company and its Subsidiaries as of such dates and for such periods in accordance with GAAP consistently applied, subject to year-end audit adjustments and the absence of certain footnotes in the case of the statements referred to in clause (ii) above.
(b)    Since September 27, 2025, there has not occurred any event, change or condition that has had, or could reasonably be expected to have, a Material Adverse Effect.
SECTION 3.05.    Litigation and Environmental Matters.
(a)    There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Company or any Subsidiary, threatened against or affecting the Company or any Subsidiary (i) that could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect (except for Disclosed Matters) or (ii) that involve any of the Loan Documents or the Transactions.
(b)    Except for the Disclosed Matters and except with respect to any matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, neither the Company nor any Subsidiary (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, registration or license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received notice of any pending or threatened claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability.
SECTION 3.06.    Investment Company Status. Neither the Company nor any other Loan Party is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940, as amended, or is subject to registration under such Act.

Exhibit 10.1
SECTION 3.07.    Disclosure. None of the reports, financial statements, certificates or other information furnished by or on behalf of the Company to the Administrative Agent or any Lender in connection with the negotiation of this Agreement or pursuant to any Loan Document (as modified or supplemented by other information then or theretofore furnished by or on behalf of the Company to the Administrative Agent in connection herewith, taken together with the Company’s public filings with the SEC), prior to the date hereof, collectively, contained any material misstatement of fact or omitted to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Company represents only that such information was prepared in good faith based upon assumptions believed by them to be reasonable at the time delivered (unless otherwise updated subsequent thereto, in which case such information was prepared in good faith based upon assumptions believed by them to be reasonable at the time updated).

SECTION 3.08.    Use of Proceeds; Margin Regulations. Neither the Company nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose, whether immediate, incidental or ultimate, of buying or carrying Margin Stock. Following the application of the proceeds of each Loan, not more than 25% of the value of the assets (either of the Company only or of the Company and its Subsidiaries on a consolidated basis) subject to the provisions of Section 6.02, Section 6.03 or any other provision hereof restricting the disposition or pledge of Margin Stock, or subject to any restriction on the disposition or pledge of Margin Stock contained in any other agreement or instrument between the Company and any Lender or any Affiliate of any Lender relating to Indebtedness and within the scope of clause (f) or (g) of Article VII, will be Margin Stock.

SECTION 3.09.    Anti-Corruption Laws and Sanctions. The Company has implemented and maintains in effect policies and procedures designed to promote compliance by the Company, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and the Company, its Subsidiaries and their respective directors and officers and, to the knowledge of the Company and its Subsidiaries, their employees and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects. None of (a) the Company, any Subsidiary or, to the knowledge of the Company or any Subsidiary, any of their respective directors, officers or employees, or (b) to the knowledge of the Company or any Subsidiary, any agent of the Company or any Subsidiary that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person.

ARTICLE IV

Conditions
SECTION 4.01.    Effective Date. The obligations of the Lenders to make Loans hereunder shall not become effective until the date on which each of the following conditions shall be satisfied (or waived in accordance with Section 9.02):
(a)    Credit Agreement. The Administrative Agent shall have received from each party hereto a counterpart of this Agreement signed on behalf of each party hereto (which, subject to Section 9.06(b), may include any Electronic Signatures transmitted by e-mailed .pdf or any other electronic means that reproduces an image of an actual executed signature page).

Exhibit 10.1
(b)    Organizational Documents. The Administrative Agent shall have received (i) a certificate of each Loan Party, dated the Effective Date and executed by its Secretary or Assistant Secretary, which shall (A) certify the resolutions of its Board of Directors, members or other body authorizing the execution, delivery and performance of the Loan Documents to which such Loan Party is a party and approving the Transactions, (B) identify by name and title and bear the signatures of the officers of such Loan Party authorized to sign the Loan Documents to which it is a party and (C) contain appropriate attachments, including the certificate or articles of incorporation or organization of each Loan Party certified by the relevant authority of the jurisdiction of organization of such Loan Party and a true and correct copy of its bylaws or operating, management or partnership agreement, and (ii) a good standing certificate for each Loan Party from its jurisdiction of organization (to the extent applicable in the jurisdiction of organization of such Loan Party).
(c)    Officer’s Certificate. The Administrative Agent shall have received a certificate, signed by a Responsible Officer of the Company and dated the Effective Date, stating that (i) no Default or Event of Default has occurred and is continuing and (ii) the representations and warranties of each Loan Party set forth in the Loan Documents that are qualified by materiality are true and correct and such representations and warranties that are not so qualified are true and correct in all material respects, in each case, on and as of the Effective Date, except to the extent such representations and warranties expressly relate to an earlier date (in which case, stating that such representations and warranties that are qualified by materiality are true and correct and such representations and warranties that are not so qualified are true and correct in all material respects, in each case, as of such earlier date).
(d)    Guarantee Requirement. The Administrative Agent shall have received from each Subsidiary (if any) that, pursuant to the Guarantee Requirement, is required to execute and deliver a Guarantee Agreement as of the Effective Date, a counterpart of a Guarantee Agreement, signed on behalf of such Subsidiary (which, subject to Section 9.06(b), may include any Electronic Signatures transmitted by e-mailed .pdf or any other electronic means that reproduces an image of an actual executed signature page).
(e)    Fees and Expenses. The Lenders, the Administrative Agent and the Arranger shall have received all fees required to be paid and due on or prior to the Effective Date, and all expenses for which invoices have been presented at least two Business Days prior to the Effective Date, on or prior to the Effective Date.
(f)    “Know Your Customer” Requirements. The Lenders shall have received, at least three Business Days prior to the Effective Date, all documentation required under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act and the Beneficial Ownership Certification to the extent required under the Beneficial Ownership Regulation, to the extent reasonably requested by any Lender at least 10 Business Days prior to the Effective Date.
The Administrative Agent shall notify the Company and the Lenders of the Effective Date, and such notice shall be conclusive and binding.
Without limiting the generality of Section 8.06(b), for purposes of determining compliance with the conditions specified in this Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or

Exhibit 10.1
other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Effective Date specifying its objection thereto.
SECTION 4.02.    Each Funding Date. The obligation of each Lender to make a Loan (other than any conversion or continuation of any Loan) on any Funding Date, is subject to the receipt of the request therefor in accordance herewith and to the satisfaction of the following conditions:
(a)    Representations and Warranties. The representations and warranties of the Loan Parties set forth in the Loan Documents (other than, after the Effective Date, the representations and warranties set forth in Sections 3.04(b) and 3.05(a)(i)) that are qualified by materiality shall be true and correct and such representations and warranties that are not so qualified shall be true and correct in all material respects on and as of the date of the making of such Loan, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties that are qualified by materiality shall be true and correct and such representations and warranties that are not so qualified shall be true and correct in all material respects, in each case, as of such earlier date).
(b)    No Default. At the time of and immediately after giving effect to the making of such Loan, no Default shall have occurred and be continuing.
(c)    Borrowing Request. The Administrative Agent shall have received a Borrowing Request in accordance with Section 2.03.
(d)    Fees. The Lenders, the Administrative Agent and the Arranger shall have received all fees required to be paid and due on or prior to such Funding Date, and all expenses for which invoices have been presented at least two Business Days prior to such Funding Date, on or prior to such Funding Date.
On the date of any Borrowing (other than any conversion or continuation of any Loan), the Company shall be deemed to have represented and warranted that the conditions specified in clauses (a) and (b) above have been satisfied.
ARTICLE V

Affirmative Covenants
Until the Commitments shall have expired or been terminated, the principal of and interest on each Loan and all fees, expenses and other amounts payable under any Loan Document (other than contingent amounts not yet due) shall have been paid in full, the Company covenants and agrees with the Lenders that:
SECTION 5.01.    Financial Statements and Other Information. The Company will furnish to the Administrative Agent, for prompt delivery to the Lenders:

Exhibit 10.1
(a)    as soon as available, but in any event within 75 days after the end of each fiscal year of the Company, the Company’s audited consolidated balance sheet and audited consolidated statements of income, shareholders’ equity and cash flows as of the end of and for such year, and related notes thereto, setting forth, in each case, in comparative form the figures for (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all reported on by PricewaterhouseCoopers LLP or other independent registered public accounting firm of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of the Company and its consolidated Subsidiaries as of the end of and for such fiscal year on a consolidated basis in accordance with GAAP consistently applied;
(b)    as soon as available, but in any event within 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Company, the Company’s unaudited consolidated balance sheet and unaudited consolidated statements of income, shareholders’ equity and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth, in each case, in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by the Chief Financial Officer of the Company as presenting fairly, in all material respects, the financial position and results of operations and cash flows of the Company and its consolidated Subsidiaries as of the end of and for such fiscal quarter or such portion of the fiscal year on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of certain footnotes;
(c)    concurrently with any delivery or deemed delivery of financial statements under clause (a) or (b) above (or, in the case of any such delivery under clause (a) above, within 75 days after the end of the applicable fiscal year of the Company), a certificate of the Chief Financial Officer of the Company substantially in the form of Exhibit E;
(d)    promptly after Moody’s or S&P shall have announced (i) a change in its Corporate Rating or Index Rating (or the establishment of any such rating), (ii) that it shall no longer maintain a Corporate Rating or an Index Rating, (iii) a change of its rating system or (iv) that it shall cease to be in the business of issuing corporate debt ratings, written notice of such development or rating change;
(e)    promptly following any reasonable request therefor, (i) such other information regarding the operations, business affairs and financial condition of the Company or any Subsidiary, or compliance with the terms of this Agreement, as the Administrative Agent (on behalf of any Lender) may reasonably request or (ii) information and documentation reasonably requested by the Administrative Agent (on behalf of any Lender) for purposes of compliance with applicable “know your customer” requirements under the PATRIOT Act, the Beneficial Ownership Regulation or other applicable anti-money laundering laws.
Information required to be delivered pursuant to Sections 5.01(a), (b) and (d) shall be deemed to have been delivered on the date on which the Company provides notice to the Administrative Agent that such information has been posted on the SEC website on the Internet at www.sec.gov, or at another website identified in such notice and accessible by the Lenders without charge; provided that such notice may be included in a certificate delivered pursuant to Section 5.01(c).

Exhibit 10.1
SECTION 5.02.    Notices of Material Events. The Company will furnish to the Administrative Agent (for prompt distribution to the Lenders) written notice promptly upon, but in any event within five Business Days of, any of the Chief Executive Officer, the President, the General Counsel or the Chief Financial Officer of the Company obtaining actual knowledge of any of the following:
(a)    the occurrence of any Default or Event of Default; and
(b)    the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or, to the knowledge of any Responsible Officer of the Company or any Subsidiary, affecting the Company or any Affiliate thereof that could reasonably be expected to result in a Material Adverse Effect.
Each notice delivered under this Section shall be accompanied by a written statement of a Responsible Officer of the Company (in the case of clause (a) above, stating that it is a “notice of default”) setting forth the details of the event, notice, circumstance or other development requiring such notice and any action taken or proposed to be taken with respect thereto.
SECTION 5.03.    Existence; Conduct of Business. The Company will, and will cause its Subsidiaries to, do or cause to be done all things necessary to obtain, preserve, renew and keep in full force and effect its legal existence; provided, that the foregoing shall not prohibit (a) any merger, consolidation, liquidation or dissolution permitted under Section 6.03 or (b) any disposition of assets permitted under Section 6.03.

SECTION 5.04.    Payment of Taxes. The Company will, and will cause its Subsidiaries to, pay or discharge all material Taxes, before such Taxes shall become delinquent or in default, in each case except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) the Company or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP, (c) no attempt is being made to effect collection, or such contest effectively suspends collection, of the contested obligation and the enforcement of any Lien securing such obligation or (d) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.05.    Maintenance of Properties. Except to the extent failure to do so would not be reasonably likely to result in a Material Adverse Effect, the Company will, and will cause its Subsidiaries to, keep and maintain, in the good faith judgment of the Company, all property material to the conduct of its business in reasonably good working order and condition, ordinary wear and tear and casualty and condemnation events excepted; provided that nothing in this Section 5.05 shall prevent the Company or any Subsidiary from discontinuing the operation or maintenance, or both the operation and maintenance, of any properties of the Company or any such Subsidiary if such discontinuance is, in the good faith judgment of the Company (or such Subsidiary), desirable in the conduct of its business.

Exhibit 10.1
SECTION 5.06.    Books and Records; Inspection Rights. The Company will, and will cause each Subsidiary to, (a) keep proper books of record in material conformity with GAAP and (b) upon the occurrence of an Event of Default that is continuing, in the case of each Loan Party, permit any representatives designated by the Administrative Agent or any Lender (including employees of the Administrative Agent, any Lender or any consultants, accountants, lawyers and appraisers retained by the Administrative Agent or any Lender), upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records and to discuss its affairs, finances and condition with its officers and independent accountants (upon reasonable notice to the Company and with its officers permitted to be present at such times) and its officers, all at such reasonable times and as often as reasonably requested.

SECTION 5.07.    Compliance with Laws. The Company will, and will cause each of its Subsidiaries to, comply with all laws, rules and regulations applicable to it or its property, except where non-compliance could not reasonably be expected to result in a Material Adverse Effect or where the necessity of compliance therewith is contested in good faith by appropriate proceedings.

SECTION 5.08.    Use of Proceeds.
(a)    The proceeds of the Loans will be used to finance general working capital needs and for other general corporate purposes, in each case, of the Company and its Subsidiaries, including in connection with any acquisition. No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Federal Reserve Board, including Regulations T, U and X.
(b)    The Company will not request any Loan, and the Company will not use, and will procure that their Subsidiaries and their and their Subsidiaries’ respective directors, officers, employees and agents will not use, the proceeds of any Loan (i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (ii) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, to the extent such activities, businesses or transaction are not permissible for a Person required to comply with Sanctions or (iii) in any manner that would result in the violation of any Sanctions applicable to any party hereto.
SECTION 5.09.    Insurance. The Company will, and will cause each Subsidiary to, maintain with financially sound and reputable insurance companies or through self-insurance, (a) insurance or self-insurance in such amounts (with no greater risk retention) and against such risks as is considered adequate by the Company, in its good faith judgment, and (b) all other insurance as may be required by law.

SECTION 5.10.    Guarantee Requirement; Further Assurances. The Company will, and will cause each Subsidiary to, execute any and all further documents, agreements and instruments, and take all such further actions that may be required under any applicable law, or that the Administrative Agent may reasonably request, to cause the Guarantee Requirement to be and remain satisfied at all times or otherwise to give effect to the provisions of the Loan Documents, all at the expense of the Loan Parties.

Exhibit 10.1
SECTION 5.11.    CoBank Equity and Securities.
(a)    So long as CoBank (or its affiliate) is a Lender hereunder, the Company shall (i) maintain its status as an entity eligible to borrow from CoBank (or its affiliate) and (ii) acquire equity in CoBank in such amounts and at such times as CoBank may require in accordance with CoBank’s Bylaws and Capital Plan (as each may be amended from time to time), except that the maximum amount of equity that the Company may be required to purchase in CoBank in connection with the Loans made by CoBank (or its affiliate) may not exceed the maximum amount permitted by CoBank’s Bylaws and Capital Plan at the time this Agreement is entered into. The Company acknowledges receipt of a copy of (A) CoBank’s most recent annual report, and if more recent, CoBank’s latest quarterly report, (B) CoBank’s Notice to Prospective Stockholders and (C) CoBank’s Bylaws and Capital Plan as in effect as of the date hereof (accurate and complete copies of which, the Administrative Agent hereby represents and warrants, have been delivered by the Administrative Agent to the Company on or prior to the date hereof), which describe the nature of all of the CoBank Equities as well as capitalization requirements, and agrees to be bound by the terms thereof.
(b)    Each party hereto acknowledges that CoBank’s Bylaws and Capital Plan (as each may be amended from time to time) shall govern (i) the rights and obligations of the parties with respect to the CoBank Equities and any patronage refunds or other distributions made on account thereof or on account of the Company’s patronage with CoBank, (ii) the Company’s eligibility for patronage distributions from CoBank (in the form of CoBank Equities and cash) and (iii) patronage distributions, if any, in the event of a sale of a participation interest. If a Default or Event of Default shall have occurred and be continuing, CoBank reserves the right to assign or sell participations in all or any part of its (or its affiliate’s) Commitments or outstanding Loans hereunder on a non-patronage basis.

Exhibit 10.1
(c)    Notwithstanding anything herein or in any other Loan Document to the contrary, each party hereto acknowledges that: (i) CoBank has a statutory first Lien pursuant to the Farm Credit Act of 1971 (as amended from time to time) on all CoBank Equities that the Company may now own or hereafter acquire, which statutory Lien shall be for CoBank’s (or its affiliate’s) sole and exclusive benefit; (ii) during the existence of any Event of Default, CoBank may at its sole discretion, but shall not be required to, foreclose on its statutory first Lien on the CoBank Equities and/or set off the value thereof or of any cash patronage against the Obligations; (iii) during the existence of any Event of Default, CoBank may at its sole discretion, but shall not be required to, without notice except as required by applicable Law, retire and cancel all or part of the CoBank Equities owned by or allocated to the Company in accordance with the Farm Credit Act of 1971 (as amended from time to time) and any regulations promulgated pursuant thereto in total or partial liquidation of the Obligations for such value as may be required pursuant applicable Law and CoBank’s Bylaws and Capital Plan (as each may be amended from time to time); (iv) the CoBank Equities shall not constitute security for the Obligations due to the Administrative Agent, any other Lender; (v) to the extent that any of the Loan Documents create a Lien on the CoBank Equities, such Lien shall be for CoBank’s (or its affiliate’s) sole and exclusive benefit and shall not be subject to pro rata sharing hereunder; (vi) any setoff effectuated pursuant to the preceding clause (ii) or (iii) may be undertaken whether or not the Obligations are currently due and payable; and (vii) CoBank shall have no obligation to retire the CoBank Equities upon any Event of Default, Default or any other default by the Company or any other Loan Party, or at any other time, either for application to the Obligations or otherwise. The Company acknowledges that any corresponding tax liability associated with CoBank’s application of the value of the CoBank Equities to any portion of the Obligations is the sole responsibility of the Company.
ARTICLE VI

Negative Covenants
Until the Commitments shall have expired or been terminated, the principal of and interest on each Loan and all fees, expenses and other amounts payable under any Loan Document (other than contingent amounts not yet due) shall have been paid in full, the Company covenants and agrees with the Lenders that:
SECTION 6.01.    Indebtedness.
(a)    The Company will not permit any Subsidiary which is not a Subsidiary Guarantor to, directly or indirectly, create, incur, assume or permit to exist any Indebtedness, except:
(i)    Indebtedness created under the Loan Documents;
(ii)    Indebtedness existing on the Effective Date and set forth on Schedule 6.01 and Refinancing Indebtedness in respect thereof;
(iii)    Indebtedness of any Subsidiary to the Company or any other Subsidiary; provided that such Indebtedness shall not have been transferred or pledged to any other Person (other than the Company or any Subsidiary);

Exhibit 10.1
(iv)    Guarantees by any Subsidiary of Indebtedness of the Company or any other Subsidiary; provided that a Subsidiary shall not Guarantee Indebtedness of any other Subsidiary that it would not have been permitted to incur under this Section 6.01(a) if it were a primary obligor thereon;
(v)    Indebtedness incurred to finance the acquisition, construction or improvement of any fixed or capital assets, including Finance Lease Obligations, Synthetic Lease Obligations and any Indebtedness assumed in connection with the acquisition of any such assets, and Refinancing Indebtedness in respect thereof; provided that such Indebtedness is incurred prior to or within 180 days after such acquisition or the completion of such construction or improvement;
(vi)    Indebtedness of any Person that becomes a Subsidiary (or of any Person not previously a Subsidiary that is merged or consolidated with or into a Subsidiary in a transaction permitted hereunder) after the date hereof, or Indebtedness of any Person that is assumed by any Subsidiary in connection with an acquisition of assets by such Subsidiary, and Refinancing Indebtedness in respect thereof; provided that (A) such original Indebtedness exists at the time such Person becomes a Subsidiary (or is so merged or consolidated) or such assets are acquired and is not created in contemplation of or in connection with such Person becoming a Subsidiary (or such merger or consolidation) or such assets being acquired and (B) neither the Company nor any Subsidiary (other than such Person or the Subsidiary with which such Person is merged or consolidated or that so assumes such Person’s Indebtedness) shall Guarantee or otherwise become liable for the payment of such Indebtedness;
(vii)    performance bonds, bid bonds, surety bonds, appeal bonds, completion Guarantees and similar obligations, in each case, provided in the ordinary course of business or in connection with the enforcement of rights or claims of the Company or its Subsidiaries or in connection with judgments that do not result in a Default or an Event of Default;
(viii)    Indebtedness owed to any Person providing workers’ compensation, health, disability or other employee benefits or property, casualty or liability insurance, pursuant to reimbursement or indemnification obligations to such Person, in each case, incurred in the ordinary course of business;
(ix)    Indebtedness under Swap Agreements not entered into for speculative purposes;
(x)    Finance Lease Obligations in connection with any Sale/Leaseback Transactions; provided that the aggregate amount of Finance Lease Obligations outstanding under this clause (x) at any time, together with (A) the aggregate principal amount of unsecured Indebtedness of Subsidiaries outstanding under clause (xviii) below at such time and (B) the aggregate principal amount of Indebtedness or other obligations secured by Liens under Section 6.02(xiv) at such time, shall not exceed 15% of Consolidated Net Tangible Assets;
(xi)    Indebtedness owed in respect of (i) overdrafts and related liabilities arising from treasury, depository and cash management services or in connection with any automated clearinghouse transfers of funds, (ii) commercial credit cards and purchasing cards programs and (iii) stored value cards programs;

Exhibit 10.1
(xii)    Indebtedness consisting of indemnification, adjustment of purchase price, earnout or similar obligations (and Guarantees of such Indebtedness), in each case, incurred in connection with the acquisition or disposition of any business, assets or a Subsidiary of the Company, other than Guarantees of Indebtedness incurred or assumed by any Person acquiring all or any portion of such business, assets or Subsidiary for the purpose of financing or otherwise in connection with any such acquisition; provided, however, that, in the case of any such disposition, the maximum aggregate liability in respect of all such Indebtedness shall not exceed the gross proceeds, including the fair market value of non-cash proceeds (the fair market value of such non-cash proceeds being measured at the time such proceeds are received and without giving effect to any subsequent changes in value), actually received by the Company and its Subsidiaries in connection with such disposition;
(xiii)    Guarantees by Foreign Subsidiaries of foreign third party grower obligations incurred in the ordinary course of business in an aggregate amount outstanding at any time not to exceed $500,000,000; provided that each such Guarantee incurred by a Foreign Subsidiary shall be solely in respect of obligations of its own growers or the growers of a Subsidiary that is organized under the laws of the same nation as such Foreign Subsidiary;
(xiv)    customer deposits and advance payments received in the ordinary course of business and consistent with past practices from customers for goods purchased in the ordinary course of business;
(xv)    Securitization Transactions the aggregate amount of which (as determined in accordance with the second sentence of the definition of Securitization Transaction) shall not exceed $500,000,000 at any time outstanding;
(xvi)    Indebtedness owing by any SPE Subsidiary to the Company or any other Subsidiary to the extent that such intercompany Indebtedness has been incurred to finance, in part, the transfers of accounts receivable and/or payment intangibles, interests therein and/or related assets and rights to such SPE Subsidiary in connection with a Securitization Transaction permitted pursuant to clause (xv) above;
(xvii)    Indebtedness of Foreign Subsidiaries not to exceed $500,000,000 at any time outstanding;
(xviii)    other unsecured Indebtedness; provided that the aggregate principal amount of unsecured Indebtedness of Subsidiaries outstanding under this clause (xviii) at any time, together with (A) the aggregate amount of Finance Lease Obligations outstanding under clause (x) above at such time and (B) the aggregate principal amount of Indebtedness or other obligations secured by Liens under Section 6.02(xiv) at such time, shall not exceed 15% of Consolidated Net Tangible Assets; and
(xix)    Indebtedness of Subsidiaries secured by Liens permitted under Section 6.02(xiv);
(xx)    Indebtedness consisting of (A) the financing of insurance premiums or (B) take-or-pay obligations contained in supply arrangements, in each case, in the ordinary course of business; and

Exhibit 10.1
(xxi)    Guarantees in the ordinary course of business of the obligations (other than for borrowed money) of suppliers or customers.
(b)    Notwithstanding any provision of clause (a) of this Section, no Subsidiary shall be liable for any Material Indebtedness of the Company, under any Guarantee or otherwise, unless it shall also Guarantee the Obligations pursuant to the Guarantee Agreement.
SECTION 6.02.    Liens. The Company will not, nor will it permit any Subsidiary to, create, incur, assume or permit to exist any Lien on any asset now owned or hereafter acquired by it, except:
(i)    Liens created under the Loan Documents;
(ii)    Permitted Encumbrances;
(iii)    any Lien on any asset of the Company or any Subsidiary existing on the Effective Date and set forth on Schedule 6.02 (including any Lien that attaches by law to the proceeds thereof); provided that (A) such Lien shall not apply to any other property or asset of the Company or any Subsidiary (other than additions, improvements or accessions thereto and the proceeds thereof) and (B) such Lien shall secure only those obligations that it secures on the Effective Date or, with respect to any such obligations that shall have been extended, renewed or refinanced in accordance with Section 6.01, Refinancing Indebtedness in respect thereof;
(iv)    (A) any Lien existing on any asset, including any Lien that attaches by law to the proceeds thereof, prior to the acquisition thereof by the Company or any Subsidiary or (B) any Lien existing on any asset, including any Lien that attaches by law to the proceeds thereof, of any Person that becomes a Subsidiary (or is merged or consolidated with the Company or any Subsidiary) after the date hereof prior to the time such Person becomes a Subsidiary (or is so merged or consolidated) securing Indebtedness permitted under Section 6.01(a)(vi); provided, in each case, that (x) such Lien is not created in contemplation of or in connection with such acquisition, merger or consolidation or such Person becoming a Subsidiary, as the case may be, (y) such Lien shall not apply to any other asset of the Company or any Subsidiary (other than additions, improvements or accessions thereto and the proceeds thereof) and (z) such Lien shall secure only those obligations that it secures on the date of such acquisition, merger or consolidation or the date such Person becomes a Subsidiary, as the case may be, or, with respect to any such obligations that shall have been extended, renewed or refinanced in accordance with Section 6.01, Refinancing Indebtedness in respect thereof;
(v)    Liens on fixed or capital assets acquired, constructed or improved by the Company or any Subsidiary, including any Lien that attaches by law to the proceeds thereof; provided that (A) such Liens secure only Indebtedness incurred to finance the acquisition, construction or improvement of such assets, and Refinancing Indebtedness in respect thereof, (B) such Liens and the original Indebtedness secured thereby are incurred prior to or within 180 days after such acquisition or the completion of such construction or improvement, (C) the Indebtedness secured thereby does not exceed the cost of acquiring, constructing or improving such fixed or capital assets and any financing costs associated therewith and (D) such Liens shall not apply to any other property or asset of the Company or any Subsidiary (other than additions, improvements or accessions thereto and the proceeds thereof);

Exhibit 10.1
(vi)    in connection with the sale or transfer of all the Equity Interests in a Subsidiary in a transaction permitted under Section 6.03, customary rights and restrictions contained in agreements relating to such sale or transfer pending the completion thereof;
(vii)    in the case of any Subsidiary that is not a wholly-owned Subsidiary, any put and call arrangements, drag-along and tag-along rights and obligations, and transfer restrictions related to its Equity Interests set forth in its organizational documents or any related joint venture or similar agreement;
(viii)    any Lien on assets of any Foreign Subsidiary; provided that such Lien shall secure only Indebtedness or other obligations of such Foreign Subsidiary, or any other Foreign Subsidiary organized under the laws of the same nation as such Foreign Subsidiary, permitted hereunder;
(ix)    reservations, limitations, provisos and conditions expressed in any original grant from any federal Canadian Governmental Authority (in the case of Subsidiaries organized under the laws of Canada);
(x)    Liens arising under operating leases which are subject to the Personal Property Security Act (Alberta);
(xi)    Liens arising out of any Sale/Leaseback Transactions by Subsidiaries permitted under Section 6.01(a)(x);
(xii)    Liens on cash, cash equivalents or marketable securities of the Company or any Subsidiary securing obligations of the Company or any Subsidiary under Swap Agreements not entered into for speculative purposes;
(xiii)    sales or other transfers of accounts receivable, payment intangibles and related assets pursuant to, and Liens existing or deemed to exist in connection with, Securitization Transactions permitted under Section 6.01(a)(xv);
(xiv)    other Liens on assets securing Indebtedness or other obligations in an aggregate principal amount not to exceed at any time, together with (A) the aggregate amount of Finance Lease Obligations outstanding under Section 6.01(a)(x) at such time and (B) the aggregate principal amount of unsecured Indebtedness of Subsidiaries outstanding under Section 6.01(a)(xviii) at such time, 15% of Consolidated Net Tangible Assets;
(xv)    Liens on accounts receivable and the proceeds thereof existing or deemed to exist in connection with any Supply Chain Financing Arrangement, solely to the extent arising as a result of a recharacterization of a sale of accounts receivable thereunder; and
(xvi)    for the avoidance of doubt, CoBank’s Lien (including the right of setoff) in the CoBank Equities and in any cash patronage.

Exhibit 10.1
SECTION 6.03.    Fundamental Changes; Business Activities.
(a)    The Company will not, nor will it permit any Subsidiary to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Event of Default shall have occurred and be continuing, (i) any Subsidiary may merge into or consolidate with another Subsidiary, provided that (A) in the case of any such merger or consolidation involving the Company, the Company shall be the surviving or continuing Person and (B) in the case of any such merger or consolidation involving a Subsidiary Guarantor, the surviving or continuing Person shall be a Subsidiary Guarantor or the Company, (ii) any Person acquired in a transaction not otherwise prohibited by this Agreement may merge into or consolidate with (x) any Subsidiary in a transaction in which the surviving or continuing Person is a Subsidiary and (y) the Company in a transaction in which the surviving or continuing Person is the Company, (iii) any Subsidiary may merge into or consolidate with any Person in a transaction not prohibited by Section 6.03(b) had such merger or consolidation been structured as an asset sale in which the surviving or continuing Person is not a Subsidiary, (iv) any Subsidiary may merge into or consolidate with the Company in a transaction in which the surviving or continuing Person is the Company and (v) any Subsidiary may liquidate or dissolve if the Company determines in good faith that such liquidation or dissolution is in the best interests of the Company and is not materially disadvantageous to the Lenders.
(b)    The Company will not sell, lease, license or otherwise transfer, in one transaction or in a series of transactions, all or substantially all of the assets of the Company and its Subsidiaries taken as a whole, in each case, whether now owned or hereafter acquired (it being understood that nothing in this clause (b) shall limit any such transfers between or among the Company and its Subsidiaries).
(c)    The Company will not, nor will it permit any Subsidiary to, engage, to any material extent, in any business other than (i) the production, marketing and distribution of food products, any related food or agricultural products, processes or business, the production, marketing and distribution of renewable fuels, neutraceuticals, biotech products and other renewable products (or by-products), any other business in which the Company or any Subsidiary was engaged in on the Effective Date, and any business related, ancillary or complementary to the foregoing, (ii) transfers to and agreements with SPE Subsidiaries relating to Securitization Transactions and (iii) in the case of SPE Subsidiaries, Securitization Transactions and transactions incidental or related thereto.
SECTION 6.04.    Interest Expense Coverage Ratio. The Company will not permit the ratio of (a) Consolidated EBITDA to (b) Consolidated Cash Interest Expense for any period of four consecutive fiscal quarters to be less than 3.50 to 1.00.

ARTICLE VII

Events of Default
If any of the following events (any such event, an “Event of Default”) shall occur:
(a)    the Company shall fail to pay any principal of any Loan when and as the same shall become due and payable;
(b)    the Company shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Article) payable under any Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five Business Days or more;

Exhibit 10.1
(c)    any representation, warranty or statement made or deemed made by or on behalf of any Loan Party in or in connection with this Agreement or any other Loan Document or any amendment or modification hereof or thereof or waiver hereunder or thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement or any other Loan Document or any amendment or modification hereof or thereof or waiver hereunder or thereunder, shall prove to have been incorrect in any material respect (or, in the case of any representation, warranty or statement qualified by materiality, in any respect) when made or deemed made;
(d)    any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in Section 5.02(a), 5.03 (with respect to any Loan Party’s existence), 5.08 or Article VI of this Agreement;
(e)    any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in any Loan Document (other than those specified in clause (a), (b) or (d) of this Article), and such failure shall continue unremedied for a period of 30 days after notice thereof from any Lender or the Administrative Agent to the Company;
(f)    the Company or any Subsidiary shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness when and as the same shall become due and payable (or, if any grace periods shall be applicable, after the expiration of such grace periods);
(g)    (i) any default or other event or condition occurs (including the triggering of any change in control or similar event with respect to the Company) that results in any Material Indebtedness becoming due prior to its scheduled maturity or being required to be repurchased, prepaid, defeased or redeemed prior to its scheduled maturity; provided that this clause (g)(i) shall not apply to (A) secured Indebtedness that becomes due as a result of the sale, transfer or other disposition (including as a result of a casualty or condemnation event) of the property or assets securing such Indebtedness (to the extent such sale, transfer or other disposition is not prohibited under this Agreement) or (B) any Indebtedness that becomes due as a result of a voluntary prepayment, repurchase, redemption or defeasance thereof, or any refinancing thereof; or (ii) there shall occur any event that constitutes a default, event of termination or similar event under or in connection with any Securitization Transaction the obligations in respect of which constitute Material Indebtedness, in each case that results in such Securitization Transaction or the commitments of the lenders or purchasers thereunder being terminated or ceasing to be fully available;
(h)    an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) bankruptcy, liquidation, winding up, dissolution, reorganization, examination, suspension of general operations or other relief in respect of a Loan Party or any Material Subsidiary or its debts, or of a substantial part of their assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for a Loan Party or any Material Subsidiary or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed or unstayed for 90 days or more or an order or decree approving or ordering any of the foregoing shall be entered;

Exhibit 10.1
(i)    any Loan Party or any Material Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation (other than any liquidation of a Subsidiary permitted under Section 6.03(a)(v)), reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Loan Party or any Material Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;
(j)    any Loan Party or any Material Subsidiary shall become unable, shall admit in writing its inability or shall fail generally to pay its debts as they become due;
(k)    one or more judgments for the payment of money in an aggregate amount in excess of $250,000,000 shall be rendered against any Loan Party, any Subsidiary or any combination thereof and the same shall remain unpaid or undischarged for a period of 45 consecutive days during which execution shall not be effectively stayed (unless, in the case of any judgment rendered by a court outside the United States, the applicable Loan Party or Subsidiary shall have appealed such judgment in accordance with applicable law and is prosecuting such appeal in good faith), or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of any Loan Party or any Subsidiary to enforce any such judgment; provided that this clause (k) shall not apply to the Philippines NLRC Award to the extent that the aggregate damages or other amounts awarded against the Company and its Subsidiaries with respect thereto do not exceed $400,000,000 or the equivalent thereof in any other currency;
(l)    an ERISA Event shall have occurred that, in the opinion of the Required Lenders, when taken together with all other ERISA Events that have occurred, is reasonably likely to have a Material Adverse Effect;
(m)    a Change in Control shall occur; or

Exhibit 10.1
(n)    after the execution and delivery thereof, the Guarantee Agreement shall fail to remain in full force or effect or any action shall be taken by any Loan Party to discontinue or to assert the invalidity or unenforceability of the Guarantee Agreement, or any Loan Party shall deny that it has any further liability under the Guarantee Agreement to which it is a party, or shall give notice to such effect;
then, and in every such event (other than an event with respect to the Company described in clause (h) or (i) of this Article), and at any time thereafter during the continuance of such event, the Administrative Agent may with the consent, and shall at the request, of the Required Lenders, by notice to the Loan Parties, take either or both of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, and (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Loan Parties accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Loan Parties; and in case of any event with respect to the Company described in clause (h) or (i) of this Article, the Commitments shall immediately and automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Loan Parties accrued hereunder, shall immediately and automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Loan Parties. Upon the occurrence and continuance of any Event of Default, the Administrative Agent may, and at the request of the Required Lenders shall, exercise any rights and remedies provided to the Administrative Agent under the Loan Documents or at law or equity, including all remedies provided under the UCC.
ARTICLE VIII

The Administrative Agent
SECTION 8.01.    Authorization and Action. (a) Each of the Lenders hereby irrevocably appoints the entity named as Administrative Agent in the heading of this Agreement and its successors and assigns to serve as Administrative Agent under the Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers under this Agreement and the other Loan Documents as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. Without limiting the foregoing, each of the Lenders hereby authorizes the Administrative Agent to execute and deliver, and to perform its obligations under, each of the Loan Documents to which the Administrative Agent is a party, and to exercise all rights, powers and remedies that the Administrative Agent may have under such Loan Documents.

Exhibit 10.1
(b)    As to any matters not expressly provided for herein and in the other Loan Documents (including enforcement or collection), the Administrative Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the written instructions of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith to be necessary, pursuant to the terms in the Loan Documents), and, unless and until revoked in writing, such instructions shall be binding upon each Lender; provided, however, that the Administrative Agent shall not be required to take any action that (i) the Administrative Agent in good faith believes exposes the Administrative Agent to liability unless the Administrative Agent receives an indemnification and is exculpated in a manner satisfactory to it from the Lenders with respect to such action or (ii) is contrary to this Agreement or any other Loan Document or applicable law, including any action that may be in violation of the automatic stay under any requirement of law relating to Debtor Relief Laws or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any requirement of Debtor Relief Laws; provided, further, that the Administrative Agent may seek clarification or direction from the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith to be necessary, pursuant to the terms in the Loan Documents) prior to the exercise of any such instructed action and may refrain from acting until such clarification or direction has been provided. Nothing in this Agreement shall require the Administrative Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or in the exercise of any of its rights or powers if it shall have reasonable grounds for believing that repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to it.
(c)    In performing its functions and duties hereunder and under the other Loan Documents, the Administrative Agent is acting solely on behalf of the Lenders (except in limited circumstances expressly provided for herein relating to the maintenance of the Register), and its duties are entirely mechanical and administrative in nature. The motivations of the Administrative Agent are commercial in nature and not to invest in the general performance or operations of the Company and its Subsidiaries. Without limiting the generality of the foregoing:
(i)    the Administrative Agent does not assume and shall not be deemed to have assumed any obligation or duty or any other relationship as the agent, fiduciary or trustee of or for any Lender other than as expressly set forth herein and in the other Loan Documents, regardless of whether a Default or an Event of Default has occurred and is continuing (and it is understood and agreed that the use of the term “agent” (or any similar term) herein or in any other Loan Document with reference to the Administrative Agent is not intended to connote any fiduciary duty or other implied (or express) obligations arising under agency doctrine of any applicable law, and that such term is used as a matter of market custom and is intended to create or reflect only an administrative relationship between contracting parties); and each Lender agrees that it will not assert any claim against the Administrative Agent based on an alleged breach of fiduciary duty by the Administrative Agent in connection with this Agreement, any other Loan Document and/or the transactions contemplated hereby or thereby; and
(ii)    nothing in this Agreement or any other Loan Document shall require the Administrative Agent to account to any Lender for any sum or the profit element of any sum received by the Administrative Agent for its own account.

Exhibit 10.1
(d)    The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of their respective duties and exercise their respective rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article VIII shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facility provided for herein as well as activities as Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Administrative Agent acted with gross negligence, bad faith or willful misconduct in the selection of such sub-agents.
(e)    In case of the pendency of any proceeding with respect to the Company under any Debtor Relief Laws now or hereafter in effect, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Company) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:
(i)    to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other obligations under the Loan Documents that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim under Sections 2.12, 2.13, 2.15, 2.16, 2.17 and 9.03) allowed in such judicial proceeding; and

Exhibit 10.1
(ii)    to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;
and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due to it, in its capacity as the Administrative Agent, under the Loan Documents (including under Section 9.03). Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Company’s obligations under the Loan Documents or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.
SECTION 8.02.    Administrative Agent’s Reliance, Limitation of Liability, Etc. (a) Neither the Administrative Agent nor any of its Related Parties shall be liable for any action taken or omitted to be taken by the Administrative Agent or any of its Related Parties under or in connection with this Agreement or the other Loan Documents (x) with the consent of or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith to be necessary, under the circumstances as provided in the Loan Documents) or (y) in the absence of its own gross negligence, bad faith or willful misconduct (such absence to be presumed unless otherwise determined by a court of competent jurisdiction by a final and non-appealable judgment). The Administrative Agent shall be deemed not to have knowledge of (i) any of the events or circumstances set forth or described in Section 5.02 unless and until written notice thereof stating that it is a “notice under Section 5.02” in respect of this Agreement and identifying the specific clause under such Section is given to the Administrative Agent by the Company, or (ii) any Default or Event of Default unless and until written notice thereof (stating that it is a “notice of Default” or a “notice of an Event of Default”) is given to the Administrative Agent by the Company or a Lender. Further, the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (A) any recital, statement, warranty or representation made in or in connection with any Loan Document, (B) the contents of any certificate, report or other document delivered thereunder or in connection therewith, (C) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document or the occurrence of any Default or Event of Default, (D) the sufficiency, value, validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document (including, for the avoidance of doubt, in connection with the Administrative Agent’s reliance on any Electronic Signature transmitted by e-mailed .pdf or any other electronic means that reproduces an image of an actual executed signature page) or (E) the satisfaction of any condition set forth in Article IV or elsewhere in any Loan Document, other than to confirm receipt of items (which on their face purport to be such items) expressly required to be delivered to the Administrative Agent or satisfaction of any condition that expressly refers to the matters described therein being acceptable or satisfactory to the Administrative Agent. Notwithstanding anything herein to the contrary, the Administrative Agent shall not be liable for, or be responsible for any loss, cost or expense suffered by the Company or any Lender as a result of, any determination that any Lender is a Defaulting Lender, or the effective date of such status, it being further understood and agreed that the Administrative Agent shall not have any obligation to determine whether any Lender is a Defaulting Lender, or any determination of the aggregate Credit Exposure or the component amounts thereof.

Exhibit 10.1
(c)    Without limiting the foregoing, the Administrative Agent (i) may treat the payee of any promissory note as its holder until such promissory note has been assigned in accordance with Section 9.04, (ii) may rely on the Register to the extent set forth in Section 9.04(b), (iii) may consult with legal counsel (including counsel to the Company), independent public accountants and other experts selected by it, and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts, (iv) in determining compliance with any condition hereunder to the making of a Loan that by its terms must be fulfilled to the satisfaction of a Lender, may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender sufficiently in advance of the making of such Loan and (v) shall be entitled to rely on, and shall incur no liability under or in respect of this Agreement or any other Loan Document by acting upon, any notice, consent, certificate or other instrument or writing (which writing may be a fax, electronic mail or other electronic message, internet or intranet website posting or other distribution) or any statement made to it orally or by telephone and believed by it to be genuine and signed or sent or otherwise authenticated by the proper Person (whether or not such Person in fact meets the requirements set forth in the Loan Documents for being the signatory, sender or maker thereof), and may act upon any such oral or telephonic statement prior to receipt of written confirmation, if requested, thereof.
SECTION 8.03.    Posting of Communications. (a) The Company agrees that the (i) Administrative Agent may, but shall not be obligated to, make any Communications available to the Lenders by posting the Communications on IntraLinks™, DebtDomain, SyndTrak, ClearPar or any other electronic platform chosen by the Administrative Agent to be its electronic transmission system (the “Approved Electronic Platform”) and (ii) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to the Company or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. The Company hereby agrees that so long as the Company is the issuer of any outstanding debt or equity securities that are registered or issued pursuant to a private offering or is actively contemplating issuing any such securities (w) all Communications (other than any such Communications deemed delivered pursuant to Section 5.01 as a result of being posted on the SEC website on the Internet at www.sec.gov, or at another website accessible by the Lenders without charge) that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Communications “PUBLIC,” the Company shall be deemed to have authorized the Administrative Agent, the Arranger and the Lenders to treat such Communications as not containing any material non-public information with respect to the Company or its securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Communications constitute Information, they shall be treated as set forth in Section 9.12); (y) all Communications marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information;” and (z) the Administrative Agent and the Arranger shall be entitled to treat any Communications that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information.”

Exhibit 10.1
(b)    Although the Approved Electronic Platform and its primary web portal are secured with generally-applicable security procedures and policies implemented or modified by the Administrative Agent from time to time (including, as of the Effective Date, a user ID/password authorization system) and the Approved Electronic Platform is secured through a per-deal authorization method whereby each user may access the Approved Electronic Platform only on a deal-by-deal basis, each of the Lenders and the Company acknowledges and agrees that the distribution of material through an electronic medium is not necessarily secure, that the Administrative Agent is not responsible for approving or vetting the representatives or contacts of any Lender that are added to the Approved Electronic Platform and that there may be confidentiality and other risks associated with such distribution. Each of the Lenders and the Company hereby approves distribution of the Communications through the Approved Electronic Platform and understands and assumes the risks of such distribution.
(c)    THE APPROVED ELECTRONIC PLATFORM AND THE COMMUNICATIONS ARE PROVIDED “AS IS” AND “AS AVAILABLE”. THE APPLICABLE PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS, OR THE ADEQUACY OF THE APPROVED ELECTRONIC PLATFORM AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS OR OMISSIONS IN THE APPROVED ELECTRONIC PLATFORM AND THE COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE APPLICABLE PARTIES IN CONNECTION WITH THE COMMUNICATIONS OR THE APPROVED ELECTRONIC PLATFORM. IN NO EVENT SHALL THE ADMINISTRATIVE AGENT, THE ARRANGER OR ANY OF THEIR RESPECTIVE RELATED PARTIES (COLLECTIVELY, THE “APPLICABLE PARTIES”) HAVE ANY LIABILITY TO THE COMPANY, ANY LENDER OR ANY OTHER PERSON FOR DAMAGES OF ANY KIND, INCLUDING DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF THE COMPANY’S OR THE ADMINISTRATIVE AGENT’S TRANSMISSION OF COMMUNICATIONS THROUGH THE INTERNET OR THE APPROVED ELECTRONIC PLATFORM EXCEPT, BUT SUBJECT TO SECTION 9.03(d), IN THE CASE OF ANY APPLICABLE PARTY, TO THE EXTENT THAT A COURT OF COMPETENT JURISDICTION DETERMINES IN A FINAL AND NONAPPEALABLE JUDGMENT THAT SUCH APPLICABLE PARTY ACTED WITH GROSS NEGLIGENCE, BAD FAITH OR WILLFUL MISCONDUCT IN CONNECTION WITH THE TRANSMISSION OF COMMUNICATIONS THROUGH THE INTERNET OR THE APPROVED ELECTRONIC PLATFORM.
(d)    Each Lender agrees that notice to it (as provided in the next sentence) specifying that Communications have been posted to the Approved Electronic Platform shall constitute effective delivery of the Communications to such Lender for purposes of the Loan Documents. Each Lender agrees (i) to notify the Administrative Agent in writing (which could be in the form of electronic communication) from time to time of such Lender’s e-mail address to which the foregoing notice may be sent by electronic transmission and (ii) that the foregoing notice may be sent to such e-mail address.
(e)    Each of the Lenders and the Company agrees that the Administrative Agent may, but (except as may be required by applicable law) shall not be obligated to, store the Communications on the Approved Electronic Platform in accordance with the Administrative Agent’s generally applicable document retention procedures and policies; provided that if the Administrative Agent stores Communications in any other manner other than in accordance with the Administrative Agent’s generally applicable document retention procedures and policies, such storage is reasonable under the circumstances and takes into account appropriate security and confidentiality considerations.

Exhibit 10.1
(f)    Nothing herein shall prejudice the right of the Administrative Agent or any Lender to give any notice or other communication pursuant to any Loan Document in any other manner specified in such Loan Document.
SECTION 8.04.    The Administrative Agent Individually. With respect to its Commitment and Loans, the Person serving as the Administrative Agent shall have and may exercise the same rights and powers hereunder and is subject to the same obligations and liabilities as and to the extent set forth herein for any other Lender. The terms “Lenders”, “Required Lenders” and any similar terms shall, unless the context clearly otherwise indicates, include the Administrative Agent in its individual capacity as a Lender or as one of the Required Lenders, as applicable. The Person serving as the Administrative Agent and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of banking, trust or other business with, the Company or any of its Subsidiaries or other Affiliates as if such Person was not acting as the Administrative Agent and without any duty to account therefor to the Lenders.

SECTION 8.05.    Successor Administrative Agent. The Administrative Agent may resign at any time upon notice to the Lenders and the Company. Upon any such resignation, the Required Lenders shall have the right, with the consent of the Company (such consent not to be unreasonably withheld or delayed) in the absence of a continuing Event of Default, to appoint a successor. If no successor shall have been so appointed by the Company and the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation (the “Resignation Effective Date”), then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent that shall be a commercial bank with an office in New York, New York, or an Affiliate of any such commercial bank, in either case acceptable to the Company in the absence of a continuing Event of Default (such acceptance not to be unreasonably withheld or delayed). Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.
With effect from the Resignation Effective Date (1) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents and (2) except for any indemnity payments or other amounts then owed to the retiring or removed Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided for above. Upon the acceptance by a successor of its appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all the rights, powers, privileges, obligations and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from all its duties and obligations under the Loan Documents (if not already discharged therefrom as provided above in this Section 8.05). The fees payable by the Company to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed in writing between the Company and such successor. After the Administrative Agent’s resignation hereunder, the provisions of this Article and Section 9.03, as well as any exculpatory, reimbursement and indemnification provisions set forth in any other Loan Document, shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent.

Exhibit 10.1
SECTION 8.06.    Acknowledgments of Lenders. (a)  Each Lender acknowledges and agrees that (i) the Loan Documents set forth the terms of a commercial lending facility, (ii) in participating as a Lender, it is engaged in making, acquiring or holding commercial loans and in providing other facilities set forth herein as may be applicable to such Lender in the ordinary course of business, and not for the purpose of investing in the general performance or operations of the Company, or for the purpose of purchasing, acquiring or holding any other type of financial instrument such as a security (and each Lender agrees not to assert a claim in contravention of the foregoing, such as a claim under the federal or state securities laws), (iii) it has, independently and without reliance upon the Administrative Agent, the Arranger or any other Lender, or any of the Related Parties of any of the foregoing, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement as a Lender and to make, acquire or hold Loans hereunder and (iv) it is sophisticated with respect to decisions to make, acquire and/or hold commercial loans and to provide other facilities set forth herein, as may be applicable to such Lender, and either it, or the Person exercising discretion in making its decision to make, acquire and/or hold such commercial loans or to provide such other facilities, is experienced in making, acquiring or holding such commercial loans or providing such other facilities. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent, the Arranger or any other Lender, or any of the Related Parties of any of the foregoing, and based on such documents and information (which may contain material non-public information) as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

(b)    Each Lender, by delivering its signature page to this Agreement on the Effective Date, or delivering its signature page to an Assignment and Assumption or other applicable document, as the case may be, pursuant to which it shall become a Lender hereunder, shall be deemed to have acknowledged receipt of, and consented to and approved, each Loan Document and each other document required to be delivered to, or be approved by or satisfactory to, the Administrative Agent or the Lenders on the Effective Date.
(c)    (i)  Each Lender hereby agrees that (A) if the Administrative Agent notifies such Lender that the Administrative Agent has determined in its sole discretion that any funds received by such Lender from the Administrative Agent or any of its Affiliates (whether as a payment, prepayment or repayment of principal, interest, fees or otherwise; individually and collectively, a “Payment”) were erroneously transmitted to such Lender (whether or not known to such Lender), and demands the return of such Payment (or a portion thereof), such Lender shall promptly, but in no event later than one Business Day thereafter (or such later date as the Administrative Agent may, in its sole discretion, specify in writing), return to the Administrative Agent the amount of any such Payment (or portion thereof) as to which such a demand was made in same day funds, together with interest thereon (except to the extent waived in writing by the Administrative Agent) in respect of each day from and including the date such Payment (or portion thereof) was received by such Lender to the date such amount is repaid to the Administrative Agent at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect, and (B) to the extent permitted by applicable law, such Lender shall not assert, and hereby waives, as to the Administrative Agent, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Payments received, including any defense based on “discharge for value” or any similar doctrine. A notice of the Administrative Agent to any Lender under this Section 8.06(c) shall be conclusive, absent manifest error.

Exhibit 10.1
(ii)    Each Lender hereby further agrees that if it receives a Payment from the Administrative Agent or any of its Affiliates (A) that is in a different amount than, or on a different date from, that specified in a notice of payment sent by the Administrative Agent (or any of its Affiliates) with respect to such Payment (a “Payment Notice”) or (B) that was not preceded or accompanied by a Payment Notice, it shall be on notice, in each such case, that an error has been made with respect to such Payment.  Each Lender agrees that, in each such case, or if it otherwise becomes aware a Payment (or portion thereof) may have been sent in error, such Lender shall promptly notify the Administrative Agent of such occurrence and, upon demand from the Administrative Agent, it shall promptly, but in no event later than one Business Day thereafter (or such later date as the Administrative Agent may, in its sole discretion, specify in writing), return to the Administrative Agent the amount of any such Payment (or portion thereof) as to which such a demand was made in same day funds, together with interest thereon (except to the extent waived in writing by the Administrative Agent) in respect of each day from and including the date such Payment (or portion thereof) was received by such Lender to the date such amount is repaid to the Administrative Agent at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect.
(iii)    The Company hereby agrees that (A) in the event an erroneous Payment (or portion thereof) is not recovered from any Lender that has received such Payment (or portion thereof) for any reason, the Administrative Agent shall be subrogated to all the rights of such Lender with respect to such amount and (B) an erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any obligations of the Company under this Agreement or any other Loan Document; provided that for the avoidance of doubt, immediately preceding clauses (A) and (B) shall not apply to the extent any such Payment is, and solely with respect to the amount of such Payment that is, comprised of funds received by the Administrative Agent from the Company for the purpose of making such Payment.
(iv)    Each party’s obligations under this Section 8.06(c) shall survive the resignation of the Administrative Agent or any transfer of rights or obligations by, or the replacement of, a Lender, or the repayment of the Loans, the expiration or termination of the Commitments or the termination of this Agreement or any provision hereof.

Exhibit 10.1
(v)    The Lenders acknowledge that there may be a constant flow of information (including information which may be subject to confidentiality obligations in favor of the Company and its Subsidiaries) between the Company and its Affiliates, on the one hand, and CoBank and its Affiliates, on the other hand. Without limiting the foregoing, the Company and its Affiliates may provide information, including updates to previously provided information, to CoBank and its Affiliates acting in different capacities, including as lender, lead bank, arranger or potential securities investor, independent of the role of CoBank as administrative agent hereunder. The Lenders acknowledge that neither CoBank nor its Affiliates shall be under any obligation to provide any of the foregoing information to them. Notwithstanding anything to the contrary set forth herein or in any other Loan Document, except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent herein or in any other Loan Document, the Administrative Agent shall not have any duty or responsibility to provide, and shall not be liable for the failure to provide, any Lender with any credit or other information concerning the Loans, the Lenders, the business, prospects, operations, property, financial and other condition or creditworthiness of the Company or any of its Affiliates that is communicated to, obtained by, or in the possession of, the Administrative Agent or any of its Affiliates in any capacity, including any information obtained by the Administrative Agent in the course of communications among the Administrative Agent and the Company, any of its Affiliates, or any other Person. Notwithstanding the foregoing, any such information may (but shall not be required to) be shared by the Administrative Agent with one or more Lenders, or any formal or informal committee or ad hoc group of such Lenders, including at the direction of the Company, in each case, subject to Section 9.12 hereof.
SECTION 8.07.    Certain ERISA Matters. Each Lender (a) represents and warrants, as of the date such Person became a Lender party hereto, to, and (b) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and the Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Company or any other Loan Party, that at least one of the following is and will be true:
(i)    such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments or this Agreement,
(ii)    the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement,

Exhibit 10.1
(iii)    (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement, or
(iv)    such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.
In addition, unless either (1) sub-clause (i) in the immediately preceding paragraph is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding paragraph, such Lender further (a) represents and warrants, as of the date such Person became a Lender party hereto, to, and (b) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of the Administrative Agent and the Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Company or any other Loan Party, that the Administrative Agent, the Arranger and their respective Affiliates are not fiduciaries with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto).
SECTION 8.08.    Miscellaneous. Anything herein to the contrary notwithstanding, none of the Arranger nor any Person named on the cover page of this Agreement as a Syndication Agent shall have any duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender hereunder, and shall incur no liability hereunder or thereunder, but shall have the benefit of the indemnities, reimbursement and exculpation provisions set forth herein. The provisions of this Article VIII are solely for the benefit of the Administrative Agent and the Lenders, and, except solely to the extent of the Company’s express rights to consent pursuant to and subject to the conditions set forth in this Article VIII, none of the Company or any of its Subsidiaries or other Affiliates shall have any rights as a third party beneficiary under any such provisions.

Exhibit 10.1
ARTICLE IX

Miscellaneous
SECTION 9.01.    Notices.
(a)    Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to clause (b) of this Section), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by email, as follows:
(i)    if to any Loan Party, to the Company at:
2200 W. Don Tyson Parkway
Springdale, Arkansas 72762
Attention:    Safeer Mirza
Email:    Safeer.Mirza@tyson.com
with a copy to:

2200 W. Don Tyson Parkway
Springdale, Arkansas 72762
Attention:    Gordon McGrath
Email:    Gordon.McGrath@tyson.com
(ii)    if to the Administrative Agent, to the address set forth on Schedule 9.02, and
(iii)    if to any Lender, to it at its address or email set forth in its Administrative Questionnaire.
All such notices and other communications (i) sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received and (ii) delivered through email or other electronic communications to the extent provided in clause (b) of this Section shall be effective as provided in such clause. Any party hereto may change its address or email for notices and other communications hereunder by notice to the other parties hereto (or, in the case of such change by a Lender, by notice to the Company and the Administrative Agent).

Exhibit 10.1
(b)    Notices and other communications to the Lenders hereunder may, in addition to email, also be delivered or furnished by using the Approved Electronic Platform pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such Article by such electronic communication. The Administrative Agent or the Company (on behalf of itself and the other Loan Parties) may, in its discretion, agree to accept notices and other communications to it hereunder by, in addition to email, other electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications. All such notices and other communications (i) sent to an email address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by return email or other written acknowledgement), provided that if not given during the normal business hours of the recipient, such notice or communication shall be deemed to have been given at the opening of business on the next Business Day for the recipient, and (ii) posted to an Approved Electronic Platform shall be deemed received upon the deemed receipt by the intended recipient at its email address as described in the foregoing clause (b)(i) of notification that such notice or communication is available and identifying the website address therefor.
SECTION 9.02.    Waivers; Amendments.
(a)    No failure or delay by the Administrative Agent or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent and the Lenders hereunder and under any other Loan Document are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of any Loan Document or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by clause (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent or any Lender may have had notice or knowledge of such Default at the time. No notice to or demand on the Company or any other Loan Party in any case shall entitle the Company or any other Loan Party to any other or further notice or demand in similar or other circumstances.

Exhibit 10.1
(b)    Except as provided in clause (c) of this Section, none of this Agreement, any other Loan Document or any provision hereof or thereof may be waived, amended or modified, except, in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by the Company and the Required Lenders or, in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by the Administrative Agent and the Loan Party or Loan Parties that are parties thereto, in each case, with the consent of the Required Lenders; provided that no such agreement shall (i) increase the Commitment of any Lender, or change the currency in which Loans are available thereunder, without the written consent of such Lender, (ii) reduce the principal amount of any Loan or reduce the rate of interest thereon (other than the default rate of interest set forth in Section 2.13(c) and except as provided in the final sentence of the definition of Applicable Rate), or reduce or forgive any fees payable hereunder, without the written consent of each Lender directly affected thereby, (iii) postpone the scheduled maturity date of any Loan, or any scheduled date for the payment of any interest or fees payable hereunder, or reduce or forgive the amount of, waive or excuse any such payment (other than the default rate of interest set forth in Section 2.13(c) and except as provided in the final sentence of the definition of Applicable Rate), or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender directly affected thereby, (iv) change the order of payments specified in Section 2.18(c) or change Section 2.18(b) or 2.18(d) in a manner that would alter the pro rata allocation or sharing of payments required thereby, without the written consent of each Lender directly affected thereby, (v) change any of the provisions of this Section or the percentage set forth in the definition of “Required Lenders” or any other provision of any Loan Document specifying the number or percentage of Lenders required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder, without the written consent of each Lender (it being understood that, with the consent of the Required Lenders, additional extensions of credit pursuant to this Agreement may be included in the determination of the Required Lenders on substantially the same basis as the Commitments) or (vi) except as otherwise expressly permitted hereunder, permit any Loan Party to assign its rights hereunder or release all or substantially all of the value of the Guarantees created under the Guarantee Agreement (except as expressly provided in the Guarantee Agreement or this Agreement) or limit the liability in respect of all or substantially all of the value of such Guarantees without the written consent of each Lender; provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent without the prior written consent of the Administrative Agent. The Administrative Agent may also amend the Schedule 2.01 to reflect assignments entered into pursuant to Section 9.04.
(c)    Notwithstanding anything to the contrary in this Section 9.02:
(i)    if the Administrative Agent and the Company have jointly identified any ambiguity, mistake, defect, inconsistency, obvious error or any error or omission of a technical nature or any necessary or desirable technical change, in each case, in any provision of the Loan Documents, then the Administrative Agent and the Company shall be permitted to amend such provision solely to address such matter as reasonably determined by them acting jointly if such amendment is not objected to in writing by the Required Lenders to the Administrative Agent within five (5) Business Days following receipt of a copy thereof by the Lenders;
(ii)    no consent with respect to any amendment, waiver or other modification of this Agreement or any other Loan Document shall be required of any Defaulting Lender, except with respect to any amendment, waiver or other modification referred to in clause (i), (ii) or (iii) of the first proviso of clause (b) of this Section and then only in the event such Defaulting Lender shall be directly and adversely affected by such amendment, waiver or other modification;

Exhibit 10.1
(iii)    in the case of any amendment, waiver or other modification referred to in the first proviso of clause (b) of this Section, no consent with respect to any amendment, waiver or other modification of this Agreement or any other Loan Document shall be required of any Lender that receives payment in full of the principal of and interest accrued on each Loan made by such Lender, and all other amounts owing to or accrued for the account of such Lender under this Agreement and the other Loan Documents, at the time such amendment, waiver or other modification becomes effective and whose Commitments terminate by the terms and upon the effectiveness of such amendment, waiver or other modification; and
(iv)    this Agreement may be amended in the manner provided in Section 2.14(b).
(d)    The Administrative Agent may, but shall have no obligation to, with the concurrence of any Lender, execute amendments, waivers or other modifications on behalf of such Lender. Any amendment, waiver or other modification effected in accordance with this Section 9.02 shall be binding upon each Person that is at the time thereof a Lender and each Person that subsequently becomes a Lender.
SECTION 9.03.    Expenses; Indemnity; Limitation on Liability.
(a)    The Company shall pay within 30 days after receipt of a reasonably detailed, written invoice therefor, together with documentation supporting such reimbursement requests, (i) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent, the Arranger and their respective Affiliates (but limited, in the case of legal fees and expenses, to the reasonable fees, disbursements and other charges of a single counsel selected by the Administrative Agent for all such Persons, taken as a whole (and, if reasonably necessary, one local counsel for each relevant jurisdiction for all such Persons, taken as a whole, as the Administrative Agent may deem appropriate in its good faith judgment)), in connection with the syndication of the credit facilities provided for herein, the preparation, execution, delivery and administration of the Loan Documents or any amendments, modifications or waivers of the provisions of the Loan Documents (whether or not the transactions contemplated hereby or thereby shall be consummated) and (ii) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent or any Lender (but limited, in the case of legal fees and expenses, and without duplication of such legal fees and expenses that are reimbursed pursuant to clause (a)(i) above, to the reasonable fees, disbursements and other charges of (A) a single counsel selected by the Administrative Agent (and, if reasonably necessary, one local counsel for each relevant jurisdiction for all such Persons, taken as a whole, as the Administrative Agent may deem appropriate in its good faith judgment) and (B) solely in the case of a potential or actual conflict of interest, one additional counsel to all affected Persons, taken as a whole (and, if reasonably necessary, one additional local counsel for each relevant jurisdiction for all such Persons, taken as a whole, as the Administrative Agent may deem appropriate in its good faith judgment)), in connection with the enforcement or protection of its rights in connection with the Loan Documents, including its rights under this Section, or in connection with the Loans made hereunder, including all such reasonable and documented out-of-pocket expenses incurred during any workout or restructuring (and related negotiations) in respect of such Loans.

Exhibit 10.1
(b)    The Company shall indemnify the Administrative Agent, the Arranger and the Lenders and the respective Related Parties of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all Liabilities and related expenses (provided, that in the case of legal fees and expenses, the Company shall only be responsible for the reasonable and documented fees, disbursements and other charges of (i) a single counsel selected by the Administrative Agent for all such Indemnitees, taken as a whole (and, if reasonably necessary, one local counsel for each relevant jurisdiction for all such Indemnitees, taken as a whole, as the Administrative Agent may deem appropriate in its good faith judgment), and (ii) solely in the case of a potential or actual conflict of interest, one additional counsel to all affected Indemnitees, taken as a whole (and, if reasonably necessary, one additional local counsel for each relevant jurisdiction for all such Indemnitees, taken as a whole, as the Administrative Agent may deem appropriate in its good faith judgment)), incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (A) the execution or delivery of the Loan Documents or any other agreement or instrument contemplated thereby, the performance by the parties to the Loan Documents of their respective obligations thereunder or the consummation of the Transactions or any other transactions contemplated thereby, (B) any Loan or the use of the proceeds therefrom, (C) any Environmental Liability related to the Company or its Subsidiaries or their real property, or (D) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing (a “Proceeding”), whether based on contract, tort or any other theory, whether brought by a third party or by the Company or any Subsidiary and regardless of whether any Indemnitee is a party thereto; provided, that such indemnity shall not, as to any Indemnitee, be available to the extent that (x) such Liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the bad faith, gross negligence or willful misconduct of, or material breach of this Agreement by, such Indemnitee (or such Indemnitee’s Related Parties), (y) the Administrative Agent, the Arranger or the Lenders have been indemnified under another provision of the Loan Documents or (z) such Liabilities or related expenses relate to disputes solely among the Indemnitees that are not arising out of any act or omission by the Company or any Affiliate of the Company, other than claims against the Administrative Agent, the Arranger, or any other titled Person under this Agreement in its capacity or in fulfilling its role as such. This Section 9.03(b) shall not apply with respect to Taxes other than any Taxes that represent Liabilities or expenses arising from any non-Tax claim. All amounts due under this Section 9.03(b) shall be payable by the Company within 30 days (x) after written demand therefor, in the case of any indemnification claim, and (y) after receipt of a reasonable detailed, written invoice therefor, together with documentation supporting such reimbursement requests, in the case of reimbursement of costs and expenses.

Exhibit 10.1
(c)    To the extent that the Company fails to pay any amount required to be paid by them to the Administrative Agent (or any sub-agent thereof) or any Related Party of any of the foregoing under clause (a) or (b) of this Section and without limiting the Company’s obligation to do so, each Lender severally agrees to pay to the Administrative Agent such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or such sub-agent) in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) in connection with such capacity. The obligations of the Lenders under this clause (c) are subject to the last sentence of Section 2.02(a) (which shall apply mutatis mutandis to the Lenders’ obligations under this clause (c)). All amounts due under this clause (c) shall be payable within 30 Business Days after written demand therefor. To the fullest extent permitted by applicable law, the Company shall not assert, or permit any of their Related Parties to assert, and the Company hereby waives, (i) any claim against any Lender-Related Person, on any theory of liability, for any Liabilities arising from the use by others of information or other materials (including, without limitation, any personal data) obtained through telecommunications, electronic or other information transmission systems (including the Internet); provided that the foregoing shall not apply as to any Lender-Related Person to the extent such Liabilities are determined by a court of competent jurisdiction by final, non-appealable judgment to have resulted from the gross negligence, bad faith or willful misconduct of, or material breach of this Agreement by, such Lender-Related Person and (ii) any Liabilities against any Lender-Related Person, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the Transactions, any Loan or the use of the proceeds thereof.
(d)    To the fullest extent permitted by applicable law, no Lender-Related Person shall assert, and each of them hereby waives, (i) any claim against the Company or any of its Related Parties, on any theory of liability, for any Liabilities arising from the use by others of information or other materials (including, without limitation, any personal data) obtained through telecommunications, electronic or other information transmission systems (including the Internet); provided that the foregoing shall not apply as to the Company or any of its Related Parties to the extent such Liabilities are determined by a court of competent jurisdiction by final, non-appealable judgment to have resulted from the gross negligence, bad faith or willful misconduct of, or material breach of this Agreement by, the Company or any of its Related Parties and (ii) any Liabilities against the Company, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the Transactions, any Loan or the use of the proceeds thereof; provided that nothing in this clause (e) shall limit any Loan Party’s indemnity and reimbursement obligations set forth in this Section 9.03 or elsewhere in the Loan Documents to the extent such Liabilities or such special, indirect, consequential or punitive damages are included in any claim in connection with which such Indemnitee is entitled to indemnification hereunder or the representations and warranties of the Loan Parties set forth in the Loan Documents.

Exhibit 10.1
(e)    Notwithstanding anything to the contrary contained in this Agreement, the Company shall not be liable for any settlement of any Proceeding effectuated without the Company’s prior written consent (such consent not to be unreasonably withheld or delayed), but if settled with the Company’s written consent, or if there is a final judgment by a court of competent jurisdiction against an Indemnitee in any such Proceeding for which the Company is required to indemnify such Indemnitee pursuant to this Section 9.03 or elsewhere in this Agreement or any other Loan Document, the Company agrees to indemnify and hold harmless each Indemnitee from and against any and all Liabilities and related expenses by reason of such settlement or judgment in accordance with this Section 9.03. The Company shall not, without the prior written consent of the affected Indemnitee (which consent shall not be unreasonably withheld or delayed), settle, compromise, consent to the entry of any judgment in or otherwise seek to terminate any Proceeding in respect of which indemnification may be sought hereunder unless such settlement, compromise, consent or termination (i) includes an unconditional release of each Indemnitee from all liability arising out of such Proceeding and (ii) does not include a statement as to, or an admission of, fault, culpability or a failure to act by or on behalf of such Indemnitee. Notwithstanding the above in this Section 9.03, each Indemnitee shall be obligated to refund or return any and all amounts paid by the Company under this Section 9.03 to such Indemnitee for any Liabilities or related expenses to the extent such Indemnitee is not entitled to payment of such amounts in accordance with the terms hereof.
SECTION 9.04.    Successors and Assigns.
(a)    The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) the Company may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Company without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants (to the extent provided in clause (c) of this Section), the Arranger and, to the extent expressly contemplated hereby, the sub-agents of the Administrative Agent and the Related Parties of any of the Administrative Agent, the Arranger or any Lender) any legal or equitable right, remedy or claim under or by reason of this Agreement.
(b)    (i) Subject to the conditions set forth in clause (b)(ii) below, any Lender may assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld or delayed) of: (A) the Company; provided that no consent of the Company shall be required for an assignment to (1) a Lender, an Affiliate of a Lender or an Approved Fund or (2) if an Event of Default under clause (a), (b), (h), (i) or (j) of Article VII has occurred and is continuing, any other assignee (it being agreed that, following such assignment, the Company shall be promptly notified thereof by the Administrative Agent); and provided, further, that the Company shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within 10 Business Days after having received written notice thereof; and (B) the Administrative Agent; provided that no consent of the Administrative Agent shall be required for an assignment to a Lender.

Exhibit 10.1
(ii)    Assignments shall be subject to the following additional conditions: (A) except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the trade date specified in the Assignment and Assumption with respect to such assignment or, if no date is so specified, as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 unless each of the Company and the Administrative Agent shall otherwise consent (such consent not to be unreasonably withheld or delayed); provided that (x) no such consent of the Company shall be required if an Event of Default has occurred and is continuing and (y) the Company shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within 10 Business Days after having received written notice thereof; (B) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement; (C) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption (or an agreement incorporating by reference a form of Assignment and Assumption posted on the Approved Electronic Platform) (which shall contain, without limitation, a representation and warranty from the assignee that such assignee is not a Competitor), together with a processing and recordation fee of $3,500; provided that assignments made pursuant to Section 2.19(b) shall not require the signature of the assigning Lender to become effective; and (D) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent any Tax forms required by Section 2.17(f) and an Administrative Questionnaire in which the assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Loan Parties and their Affiliates or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal and state securities laws. Notwithstanding anything to the contrary contained in this Agreement, the Administrative Agent (x) shall not have any responsibility or obligation to determine whether any Lender or potential Lender is a Competitor and (y) shall not have any liability with respect to any assignment or participation made to a Person that is a Competitor.
(iii)    Subject to acceptance and recording thereof pursuant to clause (b)(v) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.15, 2.16, 2.17 and 9.03). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with clause (c) of this Section.

Exhibit 10.1
(iv)    The Administrative Agent, acting for this purpose as a non-fiduciary agent of the Company, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Company, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Company and, as to entries pertaining to it, each Lender, at any reasonable time and from time to time upon reasonable prior notice.
(v)    Upon its receipt of a duly completed Assignment and Assumption (or an agreement incorporating by reference a form of Assignment and Assumption posted on the Approved Electronic Platform) executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire and any Tax forms required by Section 2.17(f) (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in clause (b) of this Section and any written consent to such assignment required by clause (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this clause.
(c)    (i) Any Lender may, without the consent of the Company or the Administrative Agent, sell participations to any Person (other than a natural person or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person) or the Company or any of its Affiliates or any Competitor (such Person, a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (C) such participation shall not increase the obligations of any Loan Party under any Loan Document, except as contemplated below, (D) the Company, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and (E) so long as no Default or Event of Default shall have occurred and be continuing, such Participant shall be a Farm Credit Lender.
(ii)    For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 2.17(d) with respect to any payments made by such Lender to its Participant(s).

Exhibit 10.1
(iii)    Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce the Loan Documents and to approve any amendment, modification or waiver of any provision of the Loan Documents; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) that affects such Participant. Subject to clauses (c)(iii) and (v) of this Section, the Company agrees that each Participant shall be entitled to the benefits of Sections 2.15, 2.16 and 2.17 (subject to the requirements and limitations therein, including the requirements under Section 2.17(f) (it being understood that the documentation required under Section 2.17(f) shall be delivered to the participating Lender)) to the same extent (but no greater than) as if it were a Lender and had acquired its interest by assignment pursuant to clause (b) of this Section and shall not be entitled to receive any greater payment under Section 2.17, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law after the participant acquired the applicable participation. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender; provided that such Participant shall be subject to Sections 2.18(d) and 2.19 as though it were a Lender.
(iv)    Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Company, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans or its other obligations under any Loan Document) except to the extent that such disclosure is necessary to establish that such Commitment, Loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register. If a Default or Event of Default shall have occurred and be continuing, CoBank reserves the right to assign or sell participations in all or part of its Commitments or outstanding Loans hereunder on a non-patronage basis.
(v)    A Participant shall not be entitled to receive any greater payment under Section 2.15, 2.16, 2.17 or 9.08 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Company’s prior written consent; provided that the Participant shall be subject to the provisions of Sections 2.18 and 2.19 as if it were an assignee under clause (b).

Exhibit 10.1
(d)    Notwithstanding the preceding paragraph, any Participant that is a Farm Credit Lender that (i) has purchased a participation in the minimum amount of $7,000,000 on or after the Effective Date, (ii) has been designated as a voting Participant (a “Voting Participant”) in a notice (a “Voting Participant Notice”) sent by the relevant Lender (including any existing Voting Participant) to the Administrative Agent and (iii) receives, prior to becoming a Voting Participant, the consent of the Administrative Agent (such Administrative Agent consent to be required only to the extent and under the circumstances it would be required if such Voting Participant were to become a Lender pursuant to an assignment in accordance with Section 9.04(b)) and such consent is not required for an assignment to an existing Voting Participant), shall be entitled to vote as if such Voting Participant were a Lender on all matters subject to a vote by Lenders, and the voting rights of the selling Lender (including any existing Voting Participant) shall be correspondingly reduced, on a dollar-for-dollar basis. Notwithstanding the foregoing, each Farm Credit Lender designated as a Voting Participant in Schedule 9.04 shall be a Voting Participant without delivery of a Voting Participant Notice and without the prior written consent of the Administrative Agent. The selling Lender (including any existing Voting Participant) and the purchasing Voting Participant shall notify the Administrative Agent within three (3) Business Days of any termination, reduction or increase of the amount of, such participation. The Administrative Agent shall be entitled to conclusively rely on information contained in Voting Participant Notices and all other notices delivered pursuant hereto. The voting rights of each Voting Participant are solely for the benefit of such Voting Participant and shall not inure to any assignee or participant of such Voting Participant that is not a Farm Credit Lender.
(e)    Any Lender may at any time, without the consent of the Company or the Administrative Agent, pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or any other central bank or the Farm Credit Funding Corp. or to any other entity organized under the Farm Credit Act, as amended, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
SECTION 9.05.    Survival. All covenants, agreements, representations and warranties made by the Company and the other Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement (other than contingent obligations) is outstanding and unpaid and so long as the Commitments have not expired or terminated. The provisions of Sections 2.15, 2.16, 2.17 and 9.03 and Article VIII shall survive and remain in full force and effect regardless of the repayment of the Loans, the expiration or termination of the Commitments or the termination of this Agreement or any provision hereof.

Exhibit 10.1
SECTION 9.06.    Counterparts; Integration; Effectiveness; Electronic Execution.
(a)    This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof, including the commitments of the Lenders and, if applicable, their Affiliates under any commitment letter or commitment advices submitted by them (but do not supersede any other provisions of any such commitment letter or any fee letter relating hereto that are not by the terms of such documents superseded by the terms of this Agreement upon the effectiveness of this Agreement, all of which provisions shall remain in full force and effect). This Agreement shall become effective as provided in Section 4.01 and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

Exhibit 10.1
(b)    Delivery of an executed counterpart of a signature page of this Agreement, any other Loan Document and/or any document, amendment, approval, consent, information, notice (including, for the avoidance of doubt, any notice delivered pursuant to Section 9.01), certificate, request, statement, disclosure or authorization related to this Agreement, any other Loan Document and/or the transactions contemplated hereby and/or thereby (each, an “Ancillary Document”) that is an Electronic Signature transmitted by fax, emailed .pdf or any other electronic means shall be effective as delivery of a manually executed counterpart of this Agreement, such other Loan Document or such Ancillary Document, as applicable. The words “execution”, “signed”, “signature”, “delivery”, and words of like import in or relating to this Agreement, any other Loan Document and/or any Ancillary Document shall be deemed to include Electronic Signatures, electronic deliveries or the keeping of records in any electronic form (including deliveries by fax, emailed .pdf or any other electronic means that reproduces an image of an actual executed signature page), each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be; provided that nothing herein shall require the Administrative Agent to accept Electronic Signatures in any form or format without its prior written consent and pursuant to procedures approved by it; provided, further, without limiting the foregoing, (i) to the extent the Administrative Agent has agreed to accept any Electronic Signature, the Administrative Agent and each of the Lenders shall be entitled to rely on such Electronic Signature purportedly given by or on behalf of the Company without further verification thereof and (ii) upon the request of the Administrative Agent or any Lender, any Electronic Signature shall be reasonably promptly followed by a manually executed counterpart. Without limiting the generality of the foregoing, the Company hereby (A) agrees that, for all purposes, including, without limitation, in connection with any workout, restructuring, enforcement of remedies, bankruptcy proceedings or litigation among the Administrative Agent, the Lenders and the Loan Parties, Electronic Signatures transmitted by fax, emailed .pdf or any other electronic means and/or any electronic images of this Agreement, any other Loan Document and/or any Ancillary Document shall have the same legal effect, validity and enforceability as any paper original, (B) agrees that the Administrative Agent and each of the Lenders may, at its option, create one or more copies of this Agreement, any other Loan Document and/or any Ancillary Document in the form of an imaged electronic record in any format, which shall be deemed created in the ordinary course of such Person’s business, and destroy the original paper document (and all such electronic records shall be considered an original for all purposes and shall have the same legal effect, validity and enforceability as a paper record), (C) waives any argument, defense or right to contest the legal effect, validity or enforceability of this Agreement, any other Loan Document and/or any Ancillary Document based solely on the lack of paper original copies of this Agreement, such other Loan Document and/or such Ancillary Document, respectively, including with respect to any signature pages thereto and (D) waives any claim against any Lender-Related Person for any Liabilities arising solely from the Administrative Agent’s, any Lender’s reliance on or use of Electronic Signatures and/or transmissions by fax, emailed .pdf or any other electronic means that reproduces an image of an actual executed signature page, including any Liabilities arising as a result of the failure of the Company to use any available security measures in connection with the execution, delivery or transmission of any Electronic Signature.
SECTION 9.07.    Severability. Any provision of any Loan Document held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions thereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

Exhibit 10.1
SECTION 9.08.    Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender or any such Affiliate to or for the credit or the account of the Company against any of and all obligations of the Loan Parties now or hereafter existing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under the Loan Documents and although such obligations may be unmatured or are owed to a branch or office of such Lender different from the branch or office holding such deposit or obligation. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

SECTION 9.09.    Governing Law; Jurisdiction; Venue; Consent to Service of Process.
(a)    Governing Law. THIS AGREEMENT, AND ALL ACTIONS, CAUSES OF ACTION OR CLAIMS OF ANY KIND (WHETHER AT LAW, IN EQUITY, IN CONTRACT, IN TORT OR OTHERWISE) THAT MAY BE BASED UPON, ARISE OUT OF OR RELATED TO THIS AGREEMENT, SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK, WITHOUT REGARD TO THE CONFLICT OF LAWS PRINCIPLES THEREOF.
(b)    Jurisdiction. Each party hereto hereby irrevocably and unconditionally submits, for itself and its property, to the jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document, or for recognition or enforcement of any judgment, and each party hereto hereby irrevocably and unconditionally agrees that all claims arising out of or relating to this Agreement or any other Loan Document brought by it or any of its Affiliates shall be brought, and shall be heard and determined, exclusively in such New York State or, to the extent permitted by law, in such Federal court. Each party hereto agrees that a final judgment in any such suit, action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.
(c)    Venue. Each party hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in clause (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such suit, action or proceeding in any such court.
(d)    Consent to Service of Process. Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

Exhibit 10.1
SECTION 9.10.    WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 9.11.    Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

Exhibit 10.1
SECTION 9.12.    Confidentiality.
(a)    Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep and shall keep such Information confidential (or will be subject to confidentiality obligations of employment or professional practice) and the disclosing party shall be responsible for any failure of such Persons to abide by this Section 9.12); (b) to the extent requested by any regulatory authority (including the Financial Industry Regulatory Authority and all successors thereto); (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process; (d) to any other party to this Agreement; (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any suit, action or proceeding relating to this Agreement or any other Loan Document; (f) subject to an agreement containing provisions not less restrictive than those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement (in each case, other than to any Competitor or any other prospective assignee or Participant to whom the Company has theretofore affirmatively declined to provide its consent (to the extent such consent is required under this Agreement) to the assignment or participation of Loans or commitments under this Agreement) (or, in each case, its advisors) or (ii) any direct, indirect, actual or prospective counterparty (or its Related Parties and its advisors) to any Swap Agreement relating to the Loan Parties and their obligations, derivatives, securitizations or other transactions under which payments are to be made or may be made by reference to the Loan Parties and their obligations, this Agreement or payments under this Agreement; (g) with the consent of the Company; (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent or any Lender on a non-confidential basis from a source other than a Loan Party that is not to the knowledge of the receiving party in violation of any confidentiality restrictions; (i) to the extent necessary in order to obtain CUSIP numbers with respect to the Loans, to the CUSIP Service Bureau or any similar agency; (j) in the case of information with respect to this Agreement that is of the type routinely provided by arrangers to such providers (but, in any event, excluding any fees that are not set forth in this Agreement), to data service providers, including league table providers, that serve the lending industry; (k) to any credit insurance provider (or its Related Parties) relating to the Company, its Subsidiaries and their respective obligations; and (l) to any rating agency in connection with rating the Company or its obligations, it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep and shall keep such Information confidential. For the purposes of this Section, “Information” means all information received from a Loan Party and/or its Related Parties or representatives relating to any Loan Party, its Subsidiaries or their respective businesses, other than any such information that is available to the Administrative Agent or any Lender on a non-confidential basis prior to disclosure by any Loan Party and/or its Related Parties or representatives; provided that, in the case of information received from the Company and/or its Related Parties or any Subsidiary after the Effective Date, such information is clearly identified at the time of delivery as confidential or is required to be delivered by a Loan Party hereunder. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Exhibit 10.1
(b)    Each Lender acknowledges that Information as defined in Section 9.12(a) furnished to it pursuant to this Agreement may include material non-public information concerning the Loan Parties and their Affiliates or their respective securities, and confirms that it has developed compliance procedures regarding the use of material non-public information and that it will handle such material non-public information in accordance with those procedures, applicable law, including Federal and state securities laws, and the terms hereof.
(c)    All information, including waivers and amendments, furnished by the Loan Parties, their Related Parties or representatives or the Administrative Agent pursuant to, or in the course of administering, this Agreement will be syndicate-level information, which may contain material non-public information about the Loan Parties and their Affiliates or their respective securities. Accordingly, each Lender represents to the Company (on behalf of the Loan Parties) and the Administrative Agent that it has identified in its Administrative Questionnaire a credit contact who may receive information that may contain material non-public information in accordance with its compliance procedures, applicable law and the terms hereof.
(d)    Notwithstanding the foregoing, nothing in this Section 9.12 shall prohibit any Person from voluntarily disclosing or providing any Information within the scope of this confidentiality provision to any Governmental Authority or self-regulatory authority to the extent that any such prohibition on disclosure set forth in this Section 9.12 shall be prohibited by the laws or regulations of, or applicable to, such Governmental Authority or self-regulatory authority.
SECTION 9.13.    USA Patriot Act and the Beneficial Ownership Regulation. Each Lender that is subject to the requirements of the Patriot Act hereby notifies the Loan Parties that pursuant to the requirements of the Patriot Act and/or the Beneficial Ownership Regulation, it is required to obtain, verify and record information that identifies the Loan Parties, which information includes the names and addresses of the Loan Parties and other information that will allow such Lender to identify the Loan Parties in accordance with the Patriot Act and/or the Beneficial Ownership Regulation.

SECTION 9.14.    No Fiduciary Relationship. The Loan Parties agree that in connection with all aspects of the transactions contemplated hereby and any communications in connection therewith, the Loan Parties, their Subsidiaries and their Affiliates, on the one hand, and the Administrative Agent, the Arranger, the Lenders and their Affiliates, on the other hand, will have a business relationship that does not create, by implication or otherwise, any fiduciary duty on the part of the Administrative Agent, the Lenders or their Affiliates, and no such duty will be deemed to have arisen in connection with any such transactions or communications. The Administrative Agent, each Lender and their respective Affiliates may have economic interests that conflict with those of the Loan Parties, their stockholders and/or their Affiliates.

Exhibit 10.1
SECTION 9.15.    Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) that may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

SECTION 9.16.    Release of Guarantees.
(a)    A Subsidiary Guarantor shall be automatically released from its obligations under (x) the Loan Documents upon the consummation of any transaction permitted by this Agreement as a result of which (i) such Subsidiary Guarantor shall cease to be a Subsidiary and (ii) each other Guarantee by such Subsidiary Guarantor of any Material Indebtedness of the Company shall be released and (y) the Guarantee Agreement to the extent provided therein.
(b)    In connection with any termination or release pursuant to this Section, the Administrative Agent, upon receipt of any certificates or other documents reasonably requested by it to confirm compliance with this Agreement, shall promptly execute and deliver to the Company or the applicable Loan Party, at the Company’s expense, all documents that the Company or such Loan Party shall reasonably request to evidence such termination or release. Any execution and delivery of documents pursuant to this Section 9.17 shall be without recourse to or warranty by the Administrative Agent. The Lenders hereby irrevocably authorize the Administrative Agent to take all actions specified in this Section 9.17.

Exhibit 10.1
SECTION 9.17.    Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:
(a)    the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder that may be payable to it by any party hereto that is an Affected Financial Institution; and
(b)    the effects of any Bail-In Action on any such liability, including, if applicable:
(i)    a reduction in full or in part or cancellation of any such liability;
(ii)    a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent company, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or
(iii)    the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.

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Exhibit 10.1
IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

TYSON FOODS, INC.
By:	/s/ Charlie O’Carroll
Name: Charlie O’Carroll
Title: Senior Vice President, Finance and Treasurer

Exhibit 10.1

COBANK, ACB, as Administrative Agent
By:	/s/ David L. Ericson
Name: David L. Ericson
Title: Managing Director

COBANK, FCB, as Lender
By:	/s/ David L. Ericson
Name: David L. Ericson
Title: Managing Director

FARM CREDIT SERVICES OF WESTERN ARKANSAS, FLCA, as Lender
By:	/s/ Charlie McConnell
Name: Charlie McConnell
Title: SVP Chief Lending Officer